Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT AND GUARANTY

dated as of October 28, 2011

among

HOSPIRA, INC.,
as the Borrower and the Guarantor,

THE SUBSIDIARY BORROWERS
FROM TIME TO TIME PARTY HERETO,

THE BANKS AND FINANCIAL INSTITUTIONS LISTED HEREIN,
as Lenders,

CITIGROUP GLOBAL MARKETS INC.,
RBS SECURITIES INC.
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Bookrunners and Joint Lead Arrangers,

THE ROYAL BANK OF SCOTLAND PLC
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Syndication Agents,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents,

and

CITIBANK, N.A.,
as Administrative Agent

CREDIT AGREEMENT

Page

i

(continued)

(continued)

(continued)

EXHIBITS

I	Form of Notice of Borrowing
II	Form of Conversion/Continuation Notice
III	Form of Note
IV	Form of Certificate Re Non-Bank Status
V	Form of Assignment Agreement
VI	Form of Issuance Notice
VII	Form of Secretary’s Certificate
VIII	Form of Officer’s Certificate
IX	Form of Joinder Agreement

v

SCHEDULES

2.1A	Lenders’ Commitments and Pro Rata Shares
6.1	Liens
6.2	Subsidiary Indebtedness
6.5	Transactions with Affiliates

CREDIT AGREEMENT AND GUARANTY

This CREDIT AGREEMENT AND GUARANTY is dated as of October 28, 2011 and entered into by and among Hospira, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Borrowers from time to time party hereto, the banks and financial institutions listed on the signature pages hereof (collectively, the “Initial Lenders”), Citigroup Global Markets, Inc. (“CGMI”), RBS Securities Inc. (“RBS Securities”) and Morgan Stanley Senior Funding, Inc. (“MSSF”) as joint lead bookrunners and joint lead arrangers (in such capacity, the “Lead Arrangers”), The Royal Bank of Scotland plc (“RBS”) and MSSF as joint syndication agents (in such capacity, the “Syndication Agents”), Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association, as documentation agents (in such capacity, the “Documentation Agents”), and Citibank, N.A. as administrative agent for the Lenders (“Citibank” and in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

The Credit Parties have requested, and the Lenders have agreed to extend, revolving loans and letters of credit in the amount and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Parties, the Lenders, the Lead Arrangers, the Syndication Agents and the Administrative Agent agree as follows:

SECTION 1.       DEFINITIONS

1.1          Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquisition” means the purchase or other acquisition (by merger or otherwise) by a Person of all or substantially all of the assets of, or all of the Capital Stock of, or a business line or unit or a division of, any other Person.

“Administrative Agent” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Lender” shall have the meaning ascribed to such term in Section 2.9B.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agents” means the Administrative Agent, the Syndication Agents and the Documentation Agents, collectively, and also means and includes any successor Administrative Agent appointed pursuant to Section 10.6.

“Aggregate Amounts Due” shall have the meaning ascribed to such term in Section 9.19.

“Agreement” means this Credit Agreement and Guaranty as it may be amended, supplemented or otherwise modified from time to time.

“Alternative Currency” means Euros, Australian dollars, Canadian dollars, pounds sterling, Japanese yen or any other currency that is readily available, freely transferable into Dollars, available in the London interbank deposit market and acceptable to all Lenders.

“Alternative Currency Loan” means a LIBOR Rate Loan made in an Alternative Currency pursuant to the applicable Notice of Borrowing or a Canadian Prime Rate Loan.

“Alternative Currency Sublimit” means a Dollar Amount of $250,000,000.

“Applicable Currency” means, as to any particular payment or Loan, the currency in which it is denominated or payable.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the applicable Performance Level with respect to the Borrower in effect on such date, as set forth below:

Performance Level	Level I	Level II	Level III	Level IV	Level V
Base Rate Applicable Margin	0.000%	0.100%	0.200%	0.250%	0.400%
LIBOR Applicable Margin	1.000%	1.100%	1.200%	1.250%	1.400%
Facility Fee	0.125%	0.150%	0.175%	0.250%	0.350%

For purposes hereof, “Performance Level” means, with respect to the Borrower, Performance Level I, Performance Level II, Performance Level III, Performance Level IV or Performance Level V, as identified by reference to the public debt rating of the Borrower, as the case may be, in effect at the open of business on such date as set forth below:

Performance Level	Public Debt Rating
Level I	Long Term Senior Unsecured Debt rated greater than or equal to A- by S&P, A3 by Moody’s or A- by Fitch
Level II	Long Term Senior Unsecured Debt rated greater than or equal to BBB+ by S&P, Baa1 by Moody’s or BBB+ by Fitch
Level III	Long Term Senior Unsecured Debt rated greater than or equal to BBB by S&P, Baa2 by Moody’s or BBB by Fitch
Level IV	Long Term Senior Unsecured Debt rated greater than or equal to BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch
Level V	Long Term Senior Unsecured Debt rated less than BBB- by S&P, Baa3 by Moody’s or BBB- by Fitch, and at all other times (including if such ratings are not available from both S&P and Moody’s)

For purposes of this definition, the Performance Level shall be determined by the applicable public debt rating for the Borrower as follows:  (i) the public debt ratings shall be determined by the then-current rating announced by S&P, Moody’s or Fitch, as the case may be, for any class of non-credit-enhanced long-term senior unsecured debt issued by the Borrower; (ii) if only one of S&P, Moody’s and Fitch shall have in effect such a public debt rating, the Performance Level shall be determined by reference to the applicable rating; (iii) if none of S&P, Moody’s or Fitch shall have in effect such a public debt rating, the applicable Performance Level will be Level V; (iv) if such public debt ratings established by S&P, Moody’s and Fitch shall fall within different levels, the public debt rating will be determined (x) if two such ratings are the same, by such ratings and (y) if all such ratings shall fall within different levels, by the middle of such ratings; (v) if only two of S&P, Moody’s and Fitch shall have in effect a public debt rating and such public debt ratings shall fall within different levels, the public debt rating will be determined by the higher of the two ratings, provided that, in the event that the lower of such public debt ratings is more than one level below the higher of such public debt ratings, the public debt rating will be determined based upon the level that is one level below the higher of such public debt ratings; (vi) if any such public debt rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective at the open of business on the date on which such change is first announced publicly by the rating agency making such change; and (vii) if S&P, Moody’s or Fitch shall change the basis on which such public debt ratings are established, each reference to the public debt rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then-equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“Applicable Reserve Requirement” means, at any time with respect to any Lender, for any LIBOR Rate Loan, the rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained by such Lender against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by the applicable Lender with respect to (i) any category of liabilities which includes deposits by reference to which the applicable LIBOR rate is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans.  For purposes hereof, a LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback transaction, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Credit Party’s or any of their Subsidiaries’ businesses, properties or assets of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any Subsidiary of such Credit Party, other than such businesses, properties or assets sold in the ordinary course of business and consistent with past business practice of the Borrower and its Subsidiaries.

“Assignment Agreement” means an assignment agreement, substantially in the form of Exhibit V hereto, satisfactory in form and substance to the Administrative Agent.

“Assuming Lender” shall have the meaning specified in Section 2.14B.

“Assumption Agreement” shall have the meaning specified in Section 2.14B.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bahamian Subsidiary” means Hospira Ltd., a company organized under the laws of the Bahamas.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or One Month LIBOR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or One Month LIBOR, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate or, with regard to a Loan denominated in Canadian Dollars, the Canadian Prime Rate.

“Beneficiary” means each Agent, the Issuing Bank and Lender.

“Borrower” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Borrowing” means a borrowing consisting of Loans of the same Type that (i) are made to the same Borrower, (ii) are made, continued or converted on the same day and (iii) in the case of LIBOR Rate Loans, have the same Interest Period.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that the term “Business Day” shall exclude (a) when used in connection with a LIBOR Rate Loan, any day on which banks are not open for dealings in deposits in the Applicable Currency in the London interbank market, (b) when used in connection with any Loan denominated in Euros, any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or, if such system ceases to operate, such other payment system as may be reasonably designated by the Administrative Agent) is not open for the settlement of payments in Euros, and (c) when used in connection with any Loan denominated in a currency other than Dollars and Euros or any Loan to a Subsidiary Borrower, any day on which banks are not open for foreign exchange business in the principal financial center of the country of such currency or in which such Subsidiary Borrower is organized.

“Canadian Dollars” means the lawful money of Canada.

“Canadian Prime Rate” means, on any day, the annual rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of:

(a)   the annual rate of interest announced from time to time by Citibank, N.A. as its prime rate in effect on such day for determining interest rates on Canadian Dollar denominated commercial loans in Canada; and

(b)   the annual rate of interest equal to the sum of (A) the CDOR Rate in effect on such day and (B) 1%.

“Canadian Subsidiary” means Hospira Healthcare Corporation, a corporation organized under the Canada Business Corporations Act.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP as in effect on the date hereof, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“CDOR Rate” means, on any date, the annual rate of interest which is the average of the rates of Canadian Dollars bankers’ acceptances for a term of thirty (30) days which appear on the “Reuters Screen CDOR Page” at approximately 10:00 a.m. (Toronto time), on such date, or if such date is not a Business Day, then on the immediately preceding Business Day; provided, that if such rate does not appear on the Reuters Screen CDOR Page as contemplated, the CDOR Rate on any date shall be the annual rate of interest quoted to Citibank, N.A. for such bankers’ acceptances for a term of thirty (30) days.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit IV annexed hereto delivered by a Lender to the Administrative Agent pursuant to Section 2.8B(iii)(b).

“CGMI” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Change of Control” means (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have acquired beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower; (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower; (iii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, a majority of the members of the board of directors of the Borrower shall not be Continuing Directors; (iv) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower or (v) an event of series of events resulting in the Borrower ceasing to (i) beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of any Subsidiary Borrower (other than directors’ qualifying shares) or (ii) have the power to elect a majority of the members of the board of directors (or similar governing body) of any Subsidiary Borrower.

“Citibank” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Commitment” means the Dollar Amount of the commitment of a Lender to make or otherwise fund any Loan and to acquire participations in Letters of Credit hereunder and “Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Commitment, if any, is set forth on Schedule 2.1A or in the applicable Assumption Agreement or Assignment Agreement, as the case may be, subject to any adjustment, increase or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Commitments as of the Effective Date is $1,000,000,000.

“Commitment Increase” means an increase in the aggregate amount of the Commitments pursuant to Section 2.14.

“Commitment Period” means the period from the Effective Date to but excluding the Maturity Date.

“Compliance Certificate” means a certificate of the chief financial officer, treasurer or controller of the Borrower setting forth computations in reasonable detail demonstrating (i) compliance with the covenant set forth in Section 6.6, as at the end of the period covered by such financial statements, and (ii) certifying that such officer has obtained no knowledge of any Potential Event of Default or Event of Default except as specified in such certificate.

“Consolidated Adjusted EBITDA” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, for any period, an amount equal to (i) the sum, without duplication,

of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Financing Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period) and (g) Permitted Addbacks, minus (ii) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).

“Consolidated Financing Expense” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, for any period, total interest expense (including that portion attributable to Capital Leases and capitalized interest) with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to any letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements.

“Consolidated Net Income” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, for any period, (i) the net income (or loss) for the Borrower and its Subsidiaries for such period taken as a single accounting period, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Total Assets” means, as at any date of determination, the aggregate stated balance sheet amount of all assets of the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis.

“Continuing Director” as applied to any Person, means, for any period, an individual who is a member of the board of directors of such Person on the first day of such period or whose election to the board of directors of such Person is approved by a majority of the other Continuing Directors.

“Contractual Obligation”, as applied to any Person, means any provision of any securities issued by that Person or of any indenture, mortgage, deed of trust, or other material contract,

undertaking, agreement or other material instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit II.

“Credit Date” means the date of a Credit Extension.

“Credit Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Commitments, that Lender’s Commitment; and (ii) after the termination of the Commitments, the sum of (a) the aggregate outstanding principal amount of the Loans of that Lender, (b) in the case of the Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), and (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means each Person (other than any Agent, Lead Arranger, the Issuing Bank or any Lender or other representative thereof) from time to time party to a Loan Document.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:  (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.7B) and (b) such Defaulting Lender shall have delivered to the Credit Parties and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitment, and (iii) the date on which the Credit Parties, the Administrative Agent and the Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” shall have the meaning ascribed to such term in Section 2.11.

“Defaulting Lender” shall have the meaning ascribed to such term in Section 2.11.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Documentation Agents” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Dollar-Denominated Loan” means a Loan that is made in Dollars.

“Dollar Amount” means, at any time:

(a)                                  with respect to any Dollar-Denominated Loan, the principal amount thereof then outstanding;

(b)                                 with respect to any Alternative Currency Loan, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 2.10; and

(c)                                  with respect to any Letter of Credit, the amount thereof.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Dutch Subsidiary” means Hospira Healthcare, B.V., a company organized under the laws of The Netherlands.

“Effective Date” means the date on which the conditions specified in Section 3.1 are satisfied or waived in accordance with Section 9.6.

“Eligible Assignee” means (a) any Lender, affiliate of a Lender or Approved Fund and (b) any commercial bank, savings and loan association, savings bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses, but, in each case, (i) excluding any Person to which an assignment may not be made pursuant to Section 9.1B(v) or (vi) and (ii) subject to such consents, if any, as may be required under Section 9.1B(iii).

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, order, consent decree, settlement, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future federal, state, local and foreign laws and regulations, statutes, ordinances, orders, rules, guidance documents, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal

Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which 30-day notice to the PBGC has been waived); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrower or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential withdrawal liability to the Borrower or any of its ERISA Affiliates as a result of the withdrawal, or the receipt by the Borrower or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan, in each case in an amount that would be material; (ix) the assertion of a claim (other than routine claims for benefits) against any Pension Plan or the assets thereof, or against the Borrower or any of its ERISA Affiliates in connection with any Pension Plan, if, in any such case, such claim would reasonably be expected  to result in any material liability; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code if, in either case, such failure would reasonably be expected to result in any material liability for the Borrower or any of its ERISA Affiliates; or (xi) the conditions for imposition of a Lien under Section 303(k) of ERISA shall   have been met with respect to any Pension Plan.

“Euro” means the single currency of the members of the European Union from time to time that adopt a single, shared currency.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), and (b) any U.S. federal withholding taxes imposed under FATCA

“Existing Credit Agreement” shall have the meaning ascribed to such term in Section 9.24.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Facility Fee” shall have the meaning ascribed to such term in Section 2.6(i)(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code in effect on the date hereof.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its  capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated September 15, 2011, among the Borrower, Citibank and CGMI, as the same may be amended, supplemented or otherwise modified from time to time.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year (excluding any Subsidiary of the Borrower that is acquired after the date hereof that has not yet changed its fiscal year to a calendar year).  For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Fitch” means Fitch Ratings or any successor thereto.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding and Payment Office” means, for each of the Administrative Agent and the Issuing Bank, the office of such Person as set forth under such Person’s name on the signature pages hereof, or such other office designated in a written notice delivered by the Administrative Agent or the Issuing Bank to the Borrower and each Lender.

“Funding Default” shall have the meaning ascribed to such term in Section 2.11.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the United States accounting profession, or, if adopted by the Borrower in respect of its public filings, international financial reporting standards, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, registration with, approval of, consent order or consent decree of or from, or notice to any Governmental Authority.

“Guaranteed Obligations” shall have the meaning ascribed to such term in Section 7.1.

“Guarantor” means the Borrower.

“Guaranty” means the guaranty of the Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, (i) exposure to which is prohibited or limited by any Governmental Authority, (ii) which is designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” under any Environmental Law or (iii) which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” shall have the meaning ascribed to such term in Section 9.22.

“Increase Date” shall have the meaning specified in Section 2.14A.

“Increasing Lender” shall have the meaning specified in Section 2.14A.

“Indebtedness”, as applied to any Person, means (without duplication) (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is classified as a liability on a balance sheet in conformity with GAAP as in effect on the date hereof; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; and (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above.

“Indemnitees” shall have the meaning ascribed to such term in Section 9.3.

“Indemnified Liabilities” shall have the meaning ascribed to such term in Section 9.3.

“Initial Lenders” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Effective Date, and the Maturity Date and (ii) any LIBOR Rate Loan, the last day of each Interest Period and, if any Interest Period is longer than three months, the date that is three months after the first day of such Interest Period, provided that, if any Interest Payment Date would otherwise fall on a day which is not a Business Day, it shall be postponed to the next day which is a Business Day.

“Interest Period” shall have the meaning ascribed to such term in Section 2.5B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Irish Subsidiary” means Hospira Ireland Holdings, an organization organized under the laws of Ireland.

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit VI.

“Issuing Bank” means any Lender that has agreed to become an Issuing Bank and has been approved as an Issuing Bank by the Administrative Agent and the Borrower, together with its permitted successors and assigns in such capacity.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit IX, with such amendments or modifications as may be approved by the Administrative Agent.

“Joinder Date” means the date on which the conditions specified in Section 11 are satisfied or waived in accordance with Section 9.6.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered a Joint Venture to which such Person is a party.

“Lead Arrangers” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Lender” and “Lenders” shall mean the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to Section 2.14 and each Person that shall become a party hereto pursuant to Section 9.15.

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by the Issuing Bank pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning specified in Section 2.2B.

“Letter of Credit Sublimit” means the lesser of (i) $200,000,000 and (ii) the aggregate unused amount of the Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower.

“Leverage Ratio” means, in respect of the Borrower and its Subsidiaries on a consolidated basis, the ratio of (i) Consolidated Total Debt as of the last day of any Fiscal Quarter to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended.

“LIBOR” means, for any Interest Rate Determination Date, the offered rate in the London interbank market for deposits in Dollars or the relevant Alternative Currency offered for a term comparable to such Interest Period that appears on Reuters LIBOR01 Page as of approximately 11:00 A.M., London time (or such other page as may replace such page on such service for the purpose of displaying the rates at which such Dollar or Alternative Currency deposits are offered by leading banks in the London interbank deposit market), or if no quotation appears on Reuters LIBOR01 Page, the average rate per annum which the offices of four leading banks selected by the Administrative Agent and located in London offer for deposits in Dollars or the relevant Alternative Currency in the London interbank deposit market at approximately 11:00 a.m. (London time).

“LIBOR Rate Loan” means any Loan bearing interest at a rate calculated with respect to LIBOR.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” means a loan made by a Lender to a Credit Party pursuant to Section 2.1A.

“Loan Documents” means this Agreement, the Fee Letter, any Note, any Joinder Agreement and any letter of credit application or reimbursement agreement executed by the Borrower in favor of the Issuing Bank relating to Letters of Credit.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform, or of the Administrative Agent to enforce, any of the Obligations of the Borrower (including the Obligations under Section 7 hereof) or (iii) the legality, validity, binding effect or enforceability against the Borrower (or any Subsidiary Borrower that has outstanding or has requested Alternative Currency Loans) of a Loan Document to which it is a party.  For the avoidance of doubt, changes or effects resulting from items related to Permitted Addbacks shall not be considered in determining whether a Material Adverse Effect has occurred.

“Maturity Date” means the earliest to occur of (i) the fifth anniversary of the Effective Date, (ii) the date the Commitments are permanently reduced to zero pursuant to Section 2.7B, and (iii) the date of the termination of the Commitments pursuant to Section 8.

“Moody’s” means Moody’s Investor Services, Inc. or any successor thereto.

“MSSF” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA to which the Borrower or any of its ERISA Affiliates is obligated to make contributions.

“Non-US Lender” shall have the meaning ascribed to such term in Section 2.8B(iii)(a).

“Note” means a promissory note of a Credit Party issued pursuant to Section 2.4C, substantially in the form of Exhibit III, as amended, supplemented or otherwise modified from time to time.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto delivered by any Credit Party to the Administrative Agent pursuant to Section 2.1B with respect to a proposed Borrowing.

“Obligations” means all obligations of every nature of the Credit Parties from time to time owing to the Agents, the Lead Arrangers and the Lenders or any of them under the Loan Documents.

“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by any one of its chairman of the board (if an officer), its president, one of its vice presidents, its chief financial officer or its treasurer or, as applied to any limited partnership, a certificate executed on behalf of such limited partnership by the chairman of the board (if an officer), the president, one of the vice presidents, the chief financial officer or treasurer of the general partner of such limited partnership, or, if the general partner of such limited partnership is an individual, executed by such individual; provided that every Officer’s Certificate with respect to the compliance with a condition precedent to the making of any Borrowing shall include:  (i) a statement that the officer making or giving such Officer’s Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signer, he has made or has caused to be made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signer, such condition has been complied with.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Patriot Act” shall have the meaning ascribed to such term in Section 3.1D(ii).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Pension Plan” means any employee benefit plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is intended to be qualified under Section 401(a) of the Code.

“Performance Level” shall have the meaning ascribed to such term within the definition of “Applicable Margin”.

“Permitted Addbacks” means each of the following to the extent taken into account in determining Consolidated Net Income for such period (all calculated on a consolidated pre-tax basis): (a) up to $11,005,000 of non-recurring cash expenses and charges incurred prior to March 31, 2011 in connection with Project Fuel (the previously announced project to reduce operating costs and optimize manufacturing capabilities and capacity and related research and development operations); and (b) non-recurring cash charges incurred after September 7, 2011 in an amount not to exceed $250,000,000 in aggregate arising out of the matters (other than patent disputes) described under the heading “Certain Quality and Product Related Matters” in the Borrower’s Form 10-Q filed with the SEC for the fiscal quarter ending June 30, 2011 and/or described under the heading “Remediation Update” set forth in the Borrower’s 2011 Investor Day presentation and included in the Borrower’s Form 8-K furnished to the SEC on September 7, 2011).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Potential Defaulting Lender” means any Lender that (a) is a Defaulting Lender, (b) is or becomes the subject of a bankruptcy or insolvency proceeding, (c) has notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding cannot be satisfied) or under other agreements generally in which it commits to extend credit or (d) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, provided that such Lender shall cease to be a Potential Defaulting Lender under this clause (d) upon receipt of such information; provided, further, that a Lender shall not be a Potential Defaulting Lender solely by virtue of the ownership or acquisition of any ownership interest in such Lender or parent company thereof or the exercise of control over a Lender or parent company thereof by a governmental authority or instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate of interest as announced by the Administrative Agent from time to time as its base rate, as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the Credit Exposure of such Lender by (b) the aggregate Credit Exposure of all Lenders.

“Proceedings” shall have the meaning ascribed to such term in Section 5.1(vi).

“Public Disclosures” means the Form 10-K filed with the SEC for the Fiscal Year ending December 31, 2010, the Form 10-Qs filed with the SEC for the Fiscal Quarters ending March 31, 2011 and June 30, 2011, and any other document filed with or furnished to the SEC by the Borrower on or before the second Business Day prior to the Effective Date.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary of the Borrower pursuant to which the Borrower or any such Subsidiary may sell, convey, pledge or otherwise transfer to a newly-formed Subsidiary of the Borrower or other special purpose entity, or any other Person, any accounts receivable (including chattel paper, instruments and general intangibles) or notes receivable and the rights and certain other property related thereto, provided that (i) all of the terms and conditions of such transaction or series of transactions, including the amount and type of any recourse to the Borrower or a Subsidiary of the Borrower with respect to the assets transferred, are acceptable to the Administrative Agent and the Requisite Lenders and (ii) the Receivables Transaction Attributable Indebtedness incurred in all such transactions does not exceed $150,000,000 at any time outstanding.

“RBS” shall have the meaning ascribed to such term in the introduction to this Agreement.

“RBS Securities” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Receivables Transaction Attributable Indebtedness” means, with respect to any Qualified Receivables Transaction on any date of determination, the unrecovered purchase price on such date of all assets sold, conveyed, pledged or otherwise transferred by the Borrower or any wholly-owned Subsidiary of the Borrower to the third-party conduit entity or other receivables credit provider under such Qualified Receivables Transaction.

“Register” shall have the meaning ascribed to such term in Section 2.4A.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” shall have the meaning ascribed to such term in Section 2.2D.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” shall have the meaning ascribed to such term in Section 2.12.

“Requisite Lenders” means Lenders having aggregate Pro Rata Shares of more than 50%; provided that during a Default Period the Credit Exposure held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Responsible Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the General Counsel of a Credit Party or any other officer of such Credit Party responsible for overseeing or reviewing compliance with the Agreement.

“S&P” means Standard & Poor’s Ratings Group, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means any stock, share, partnership interest, membership interest in a limited liability company, voting trust certificates, certificate of interest or participation in any profit-sharing agreement or arrangement, option, warrant, bond, debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Significant Subsidiary” means, at any time, a Subsidiary of the Borrower that has or represents at least 5% of (i) the consolidated gross revenues of the Borrower and its Subsidiaries for the Fiscal Year then most recently ended for which financial statements are available and/or (ii) the consolidated assets of the Borrower and its Subsidiaries as of the last day of the Fiscal Year then most recently ended for which financial statements are available.

“Singapore Subsidiary” means Hospira Pte. Ltd., a company organized under the laws of Singapore.

“Spot Rate” means, for any Alternative Currency on any day, the average of the spot buying and selling rates for the exchange of such Alternative Currency and Dollars as of approximately 11:00 a.m. (London, England time) on such day, as determined by reference to the applicable Reuters screen or other commercially available source providing such information, as determined by the Administrative Agent.

“Subject Transaction” shall have the meaning ascribed to such term in Section 6.6B.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Borrower” means any Subsidiary that is designated as a “Subsidiary Borrower” pursuant to Section 11.

“Surviving Obligations” means contingent indemnification liabilities of the Borrower under the Loan Documents that are not yet due and payable.

“Syndication Agents” shall have the meaning ascribed to such term in the introduction to this Agreement.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Terminated Lender” shall have the meaning ascribed to such term in Section 2.12.

“Total Utilization of Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Loans plus (ii) the Letter of Credit Usage.

“Type” means, as to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

1.2                               Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the respective meanings assigned to them in conformity with GAAP.  Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in effect on the date hereof which are in conformity with those used to prepare the financial statements referred to in Section 4.4.  Financial statements and other information required to be delivered by the Borrower to the Administrative Agent pursuant to clauses (i) and (ii) of Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation.  In the event that a change in GAAP or other accounting principles and policies after the date hereof affects in any material respect the calculations of the covenants contained herein, the Lenders and the Borrower agree to negotiate in good faith to amend the affected covenants (and related definitions) to compensate for the effect of such changes so that the restrictions, limitations and performance standards effectively imposed by such covenants, as so amended, are substantially identical to the restrictions, limitations and performance standards imposed by such covenants as in effect on the date hereof; provided that (a) until the Requisite Lenders and the Borrower reach agreement with respect to such amendment, calculation of compliance by the Borrower and its Subsidiaries with the covenants contained herein shall be determined in accordance with GAAP as in effect immediately prior to such change and (b) in any event (i) whether a lease constitutes a capital lease or an operating lease shall be determined based on GAAP as in effect on the date hereof, notwithstanding any modification or interpretative change thereto after the date hereof and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

1.3                               Other Definitional Provisions and Rules of Construction.

A.            Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.            References to “Sections” and subsections shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

C.            The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D.            Whenever the term “wholly-owned” is used with respect to a Subsidiary of a Person, such term means that all of the Capital Stock (other than directors’ qualifying shares) of such Subsidiary is owned, directly or indirectly, by such Person.

SECTION 2.         AMOUNT AND TERMS OF COMMITMENTS AND LOANS

2.1                               Commitment; Making of Loans; Letters of Credit

A.            Commitments.

(i)            During the Commitment Period, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties herein set forth, each Lender severally agrees to make Loans (including, with respect to Alternative Currency Loans, through any Affiliate of such Lender) (a) denominated in Dollars or any Alternative Currency to the Borrower, (b) denominated in Canadian Dollars to the Canadian Subsidiary, (c) denominated in Euros to the Irish Subsidiary, (d) denominated in Dollars to the Bahamian Subsidiary, (e) denominated in Euro to the Dutch Subsidiary, (f) denominated in Dollars to the Singapore Subsidiary or (g) denominated in the applicable Alternative Currency designated by any other Subsidiary Borrower, in an aggregate amount up to but not exceeding such Lender’s Commitment as set forth opposite its name on Schedule 2.1A annexed hereto; provided that after giving effect to the making of any Loans, (i) the Total Utilization of Commitments shall not exceed the Commitments; (ii) the aggregate Dollar Amount of all

Alternative Currency Loans shall not exceed the Alternative Currency Sublimit; and (iii) the aggregate Dollar Amount of all Loans to any particular Subsidiary Borrower shall not exceed $250,000,000.

(ii)           Each Lender’s Commitment shall expire on the Maturity Date and all Loans and all other amounts owed hereunder with respect to the Loans and the Commitment of such Lender shall be paid in full no later than such date.  Amounts borrowed pursuant to this Section 2.1A may be repaid and reborrowed during the Commitment Period.

B.            Borrowing Mechanics.

(i)            Except pursuant to 2.2D, each Borrowing shall at all times be in a minimum amount of $5,000,000 or higher integral multiples of 1,000,000 units of the Applicable Currency.

(ii)           Whenever any Credit Party desires that the Lenders make Loans, such Credit Party shall deliver to Administrative Agent on behalf of the Lenders a fully executed and delivered Notice of Borrowing (a) in the case of LIBOR Rate Loans denominated in Dollars, not later than 11:00 a.m. (New York City time), at least three (3) Business Days in advance of the proposed Credit Date; (b) in the case of LIBOR Rate Loans denominated in an Alternative Currency, not later than 11:00 a.m. (New York City time), at least four (4) Business Days in advance of the proposed Credit Date; or (c) in the case of Base Rate Loans, not later than 11:00 a.m. (New York City time), on the proposed Credit Date.  Except as otherwise provided herein, a Notice of Borrowing for LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Credit Party shall be bound to borrow such Loans in accordance therewith.  Each Notice of Borrowing shall specify the following information:

(a)           the Applicable Currency;

(b)           the aggregate amount (in the Applicable Currency) of such Loans;

(c)           the Credit Date of such Loans, which shall be a Business Day;

(d)           whether such Loans are to be Base Rate Loans or LIBOR Rate Loans;

(e)           in the case of LIBOR Rate Loans, the initial Interest Period to be applicable thereto; and

(f)            the location and number of the Credit Party’s account, as applicable, to which funds are to be disbursed.

(iii)          Notice of receipt of each Notice of Borrowing, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by facsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 11:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Notice of Borrowing from the applicable Credit Party.

(iv)          Each Lender (or, if appropriate, with respect to Alternative Currency Loans, an Affiliate of such Lender) shall make the amount of its Loan available to the Administrative Agent on the applicable Credit Date by wire transfer:

(a)           if such Loan is to be made in Dollars, not later than 12:00 p.m. (New York City time), or, if later, not more than one hour after receipt of the Administrative Agent’s delivery of the notice pursuant to clause (iii) above, in same day funds in Dollars at the Funding and Payment Office; or

(b)           if such Loan is to be made in an Alternative Currency, not later than 12:00 p.m. (London, England time), in such Alternative Currency (in such funds as may then be customary for the settlement of international transactions in such Alternative Currency) at the Funding and Payment Office.

(v)           Except as provided herein, upon satisfaction or waiver of the conditions precedent specified in Section 3.1 and Section 3.2, the Administrative Agent shall make the proceeds of such Loans available to the applicable Credit Party on the applicable Credit Date by causing an amount of same day funds in the Applicable Currency equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders to be credited to the account of the applicable Credit Party at the Funding and Payment Office or such other account as may be designated in writing to the Administrative Agent by the Credit Parties.

2.2                               Issuance of Letters of Credit and Purchase of Participations Therein.

A.            Letters of Credit.  During the Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $1,000,000 or such lesser amount as is acceptable to the Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Commitments exceed the Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the first anniversary of the Maturity Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (vi) in no event shall any commercial Letter of Credit (x) have an expiration date later than the date which is 180 days from the date of issuance of such commercial Letter of Credit or (y) be issued if such commercial Letter of Credit is otherwise unacceptable to the Issuing Bank in its reasonable discretion.  Subject to the foregoing, the Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless the Issuing Bank elects not to extend for any such additional period; provided the Issuing Bank shall not extend any such Letter of Credit if it has received written instructions from the Requisite Lenders instructing the Issuing Bank not to extend such Letter of Credit because an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension; provided further (x) if a Funding Default exists, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit of the

Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage and (y) if a standby Letter of Credit has an expiry later than five Business Days prior to the Maturity Date, the Borrower shall deliver to the Administrative Agent, not less than 90 days prior to the Maturity Date (or, if later, the date of issuance of such Letter of Credit), cash collateral, pursuant to documentation reasonably satisfactory to the Administrative Agent, in an amount equal to the sum of (A) the aggregate stated amount of such Letter of Credit and (B) an amount equal to the full amount of fees that would accrue with respect to such Letter of Credit under Section 2.6(i)(b) if such Letter of Credit were not drawn or cancelled prior to its stated expiry.

B.            Notice of Issuance.  Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the Issuing Bank may agree), by the Borrower to the Issuing Bank, and such Issuing Bank shall give the Administrative Agent, prompt notice thereof.  Each such Issuance Notice by the Borrower shall be by facsimile or telephone, confirmed immediately in writing, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit.  Such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as the Issuing Bank and the Borrower shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If the requested form of such Letter of Credit is acceptable to the Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), the Issuing Bank will, unless any Lender gives prior notice to the Issuing Bank or the Administrative Agent that the applicable conditions of Section 3.2 would not be satisfied at the time of such issuance, upon fulfillment of the applicable conditions set forth in Section 3.2, make such Letter of Credit available to the Borrower at its office referred to in Section 9.8 or as otherwise agreed with the Borrower in connection with such Issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

C.            Responsibility of the Issuing Bank With Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to the Borrower.  Notwithstanding anything to the contrary contained in this Section 2.2C, the Borrower shall retain any and all rights it may have against the Issuing Bank for any liability arising out of the gross negligence or willful misconduct of the Issuing Bank.

D.            Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit.  In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and the Administrative Agent, and the Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, in respect of any drawing under a Letter of Credit prior to the Maturity Date, (i) unless the Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a timely Notice of Borrowing to the Administrative Agent requesting the Lenders to make Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the applicable conditions specified in Section 3.2, the Lenders shall, on the Reimbursement Date, make Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, (x) in respect of any drawing under a Letter of Credit prior to the Maturity Date, if for any reason proceeds of Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Loans, if any, which are so received and (y) in respect of any drawing under a Letter of Credit on or after the Maturity Date, cash collateral held by the Administrative Agent shall be applied to the reimbursement of the applicable Issuing Bank.  Nothing in this Section 2.2D shall be deemed to relieve any Lender from its obligation to make Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Loans under this Section 2.2D.

E.             Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender having a Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder prior to the Maturity Date.  In the event that the Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.2D prior to the Maturity Date, the Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Commitments.  Each Lender shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank.  In the event that any Lender fails to make available to the Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.2E, the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate.  Nothing in this Section 2.2E shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section 2.2E in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank.  In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.2E for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.2E with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by the Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Lender at its notice address set forth on its Administrative Questionnaire.  The participations of the Lenders in Letters of Credit shall terminate on the Maturity Date.

F.             Obligations Absolute.  The obligation of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Loans made by Lenders pursuant to Section 2.2D and the obligations of Lenders under Section 2.2E shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances:  (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not strictly comply with the terms of such Letter of Credit; (v) the occurrence of any Material Adverse Effect; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question.

G.            Indemnification.  Without duplication of any obligation of the Borrower under Section 9.2 or 9.3, in addition to amounts payable as provided therein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and, without duplication, allocated costs of internal counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of the Issuing Bank or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

2.3                               Pro Rata Shares; Availability of Funds; UCP.

A.            Pro Rata Shares.  All Loans shall be made, and all participations purchased, by the Lenders (or, if applicable, by their Affiliates) simultaneously and proportionately to their respective Pro Rata Shares (determined as of the date of such Loans or such purchases, as the case may be), it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.  Each Lender acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Pro Rata Share of each Letter of Credit at each time such Lender’s Commitment is increased pursuant to Section 2.14, reduced pursuant to Section 2.7B, amended pursuant to an assignment in accordance with Section 9.1 or otherwise changed pursuant to this Agreement.

B.            Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date, in the case of a LIBOR Rate Loan, or prior to 12:00 noon (New York City time) in the case of a Base Rate Loan, that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender or an Affiliate of such Lender, the

Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans.  Nothing in this Section 2.3B shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

C.            Uniform Customs and Practice for Documentary Credits.  It is hereby agreed that, except as otherwise specified in any Letter of Credit, each commercial Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits and each standby Letter of Credit shall be subject to the International Standby Practices (ISP 98).

2.4                               The Register; Evidence of Debt; Notes.

A.            Register.

(i)            The Administrative Agent, acting solely for this purpose as an agent of the Credit Parties (and such agency being solely for tax purposes), shall maintain at its Payment and Funding Office a register (the “Register”) for the recordation of the name and address of each Lender, such Lender’s Commitment and Loans from time to time, each assignment by or to such Lender of any Commitment or Loans and each repayment or prepayment of the principal amount of the Loans of such Lender.  Any such recordation shall be prima facie evidence of the amount owed to such Lender hereunder; provided that failure to make any such recordation, or any error in such recordation, shall not affect such Lender’s Commitment or the Obligations in respect of any Loan.  The Register shall be available for inspection by the Credit Parties or any Lender at any reasonable time and from time to time upon reasonable prior notice.  The Credit Parties hereby designate Citibank to serve as the Credit Parties’ agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Credit Parties hereby agree that, to the extent Citibank serves in such capacity, Citibank and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees” hereunder.

(ii)           The Credit Parties, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register.  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a

Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

B.            Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Credit Party to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Credit Parties, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations of the Credit Parties in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

C.            Notes.  If so requested by any Lender by written notice to any Credit Party (with a copy to the Administrative Agent), such Credit Party shall execute and deliver to such Lender, promptly after such Credit Party’s receipt of such notice, a Note or Notes to evidence such Lender’s Loans.

2.5                               Interest on the Loans.

A.            Rate of Interest; Types of Loans.

(i)            Subject to the provisions of Sections 2.5E, 2.8 and 2.9, each Loan shall bear interest on the unpaid principal amount thereof from the date made through the Maturity Date (whether by acceleration or otherwise) at a rate equal to (a) if a Base Rate Loan, the Base Rate plus the Applicable Margin or (b) if a LIBOR Rate Loan, the sum of LIBOR plus the Applicable Margin.

(ii)           The basis for determining the rate of interest with respect to any Loan and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by the applicable Credit Party and notified to the Administrative Agent and the Lenders pursuant to the applicable Notice of Borrowing or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Notice of Borrowing or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(iii)          With respect to Dollar-Denominated Loans or Alternative Currency Loans denominated in Canadian Dollars, in the event the Borrower fails to specify Base Rate Loans or LIBOR Rate Loans in the applicable Notice of Borrowing or Conversion/Continuation Notice, such Loans (if outstanding as a LIBOR Rate Loans) will be automatically converted into Base Rate Loans on the last day of the then current Interest Period for such Loans (or if outstanding as Base Rate Loans will remain as, or (if not then outstanding) will be made as, Base Rate Loans).  As soon as practicable after 11:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable

Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the applicable Credit Party and each Lender.

B.            Interest Periods.  The applicable interest period (each an “Interest Period”) of each Borrowing of LIBOR Rate Loans shall be a one (1), two (2), three (3) or six (6) month period, as selected by the applicable Credit Party in the applicable Notice of Borrowing or Conversion/Continuation Notice, initially commencing on the date of the Loan or any Conversion/Continuation Date, as the case may be; provided that

(i)            in the case of immediately successive Interest Periods applicable to LIBOR Rate Loans, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires;

(ii)           if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iv) of this Section 2.5B, end on the last Business Day of a calendar month;

(iv)          no Interest Period shall extend beyond the Maturity Date;

(v)           no more than ten (10) Interest Periods shall be outstanding at any time; and

(vi)          if the applicable Credit Party fails to specify an Interest Period for any Borrowing of LIBOR Rate Loans in the applicable Notice of Borrowing or Conversion/Continuation Notice, such Credit Party shall be deemed to have selected an Interest Period of one (1) month.

C.            Interest Payments.  On each Interest Payment Date for a Borrowing, the applicable Credit Party shall pay an amount equal to the aggregate amount of interest that has accrued on such Borrowing since the Effective Date or the last Interest Payment Date for such Borrowing, as applicable.  In addition, interest on each Loan shall be payable upon any prepayment of such Loan (to the extent accrued on the amount being prepaid) and at maturity.

D.            Default Rate.  Upon the occurrence and during the continuation of any Event of Default, (i) the Credit Parties shall no longer have the option to request LIBOR Rate Loans, (ii) each LIBOR Rate Loan denominated in Dollars shall convert to a Base Rate Loan at the end of the Interest Period then in effect for such LIBOR Rate Loan, (iii) upon request of the Requisite Lenders, the outstanding principal amounts of all LIBOR Rate Loans shall bear interest (including post-petition interest in any case or proceeding under the Bankruptcy Code) at a rate per annum equal to two percent (2%) plus the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) plus the rate then applicable to Base Rate Loans, and (iv) upon request of the Requisite Lenders, all outstanding Base Rate Loans and, to the extent permitted by applicable law, other Obligations arising hereunder or under any other Loan Document shall bear interest (including post-petition interest in any case or proceeding under the Bankruptcy Code) at a rate per annum equal to two percent (2%) plus the rate then applicable to such Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Payment or acceptance of the increased rates of interest provided for in this Section 2.5D is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agents or Lenders.

E.             Computation of Interest.

(i)            Interest payable pursuant to Section 2.5A shall be computed (i) in the case of Base Rate Loans determined by reference to the Prime Rate, on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of LIBOR Rate Loans and Base Rate Loans determined by reference to One-Month LIBOR or the Federal Funds Effective Rate, on the basis of a 360 day year or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(ii)           For purposes of disclosure pursuant to the Interest Act (Canada), R.S. 1985, c I-15, the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and each Note (and stated herein or therein as applicable to be computed on the basis of a 365-day year or any other period of time less than a calendar year) are equivalent, and are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 365 or such other period of time.

F.             Conversion/Continuation.

(i)            Subject to Section 2.9 and so long as no Potential Event of Default or Event of Default shall have occurred and then be continuing, each Credit Party shall have the option:

(a)           to convert at any time all or any part of any Borrowing of Dollar-Denominated Loans in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000 from one Type to the other Type; provided if any LIBOR Rate Loan is converted on a day other than the last day of an Interest Period therefor, the applicable Credit Party shall pay all amounts due under Section 2.8 in connection with such conversion; or

(b)           upon the expiration of any Interest Period applicable to any Borrowing LIBOR Rate Loans, to continue all or any portion of such Loans in a minimum amount of $5,000,000 or a higher integral multiple of 1,000,000 units of the Applicable Currency as LIBOR Rate Loans.

(ii)           The applicable Credit Party shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to Base Rate Loans) and at least three Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, LIBOR Rate Loans).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Credit Party shall be bound to effect a conversion or continuation in accordance therewith.

G.            Letter of Credit Drawings.  The Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to, but excluding, the applicable Reimbursement Date, the Base Rate plus the Applicable Margin, and (ii) thereafter, the Base Rate plus the Applicable Margin plus 2%.

H.            Computation of Interest on Reimbursement Obligations.  Interest payable pursuant to Section 2.5G shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.  Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.5G, the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to, but excluding, the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.2E with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

I.              Additional Interest on LIBOR Rate Loans.  Each Credit Party shall pay to each Lender, so long as and to the extent such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as such term is defined in Regulation D), additional interest on the unpaid principal amount of each LIBOR Rate Loan of such Lender, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the LIBOR rate for the applicable Interest Period for such Loan from (b) the rate obtained by dividing such LIBOR rate by a percentage equal to 100% minus the Applicable Reserve Requirement (expressed as a percentage) of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan.  Such Lender shall as soon as practicable provide notice to the Administrative Agent and the Borrower of any such additional interest arising in connection with such Loan, which notice shall be conclusive and binding, absent demonstrable error.

2.6                               Fees.

All fees referred to in this Section 2.6 shall be paid to the Administrative Agent at its Funding and Payment Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(i)            The Borrower agrees to pay to each Lender having Credit Exposure the fees listed below.

(a)           Facility Fee:  From the Effective Date until the Maturity Date, the Borrower shall pay a facility fee (the “Facility Fee”) to each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender solely in respect of its unused Commitment), ratably in accordance with such Lender’s then current Commitment, determined by reference to the pricing grid set forth in the definition of Applicable Margin.  The Facility Fee shall be paid quarterly in arrears and on the Maturity Date;

(b)           Letter of Credit Fee:  From the Effective Date until the Maturity Date, the Borrower shall pay letter of credit fees to each Lender (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender, but subject to Section 2.11B(iv)), ratably in accordance with its then current Commitment, equal to (1) the Applicable Margin for LIBOR Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

(ii)           The Borrower agrees to pay directly to the Issuing Bank, for its own account, the following fees:

(a)           a fronting fee equal to 0.25% per annum (or such other rate as may be agreed to by the Borrower and the Issuing Bank), times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(b)           such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(iii)                               All fees referred to in Section 2.6(i) and 2.6(ii)(a) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Commitment Period, commencing on the first such date to occur after the Effective Date, and on the Maturity Date.

(iv)                              In addition to any of the foregoing fees, the Borrower agrees to pay to the Lead Arrangers and the Agents such other fees in the amounts and at the times separately agreed upon in the Fee Letter.

2.7                               Provisions Regarding Payment.

A.                                    Voluntary Prepayments.

(i)                                     Any time and from time to time:

(a)                                  the Borrower may prepay any Base Rate Loans on any Business Day in whole or in part, in an aggregate principal amount of $5,000,000 or a higher integral multiple of $1,000,000; provided, that if Loans are made pursuant to Section 2.2D, then during the thirty (30) days after the making of such Loans, the Borrower may make one prepayment of Base Rate Loans in any amount so long as after giving effect thereto, the aggregate principal amount of all Base Rate Loans is an integral multiple of $1,000,000; and

(b)                                 the Borrower may prepay any Borrowing of LIBOR Rate Loans on any Business Day in whole or in part in an aggregate principal Dollar Amount of $5,000,000 or a higher integral multiple of 1,000,000 units of the Applicable Currency.

(ii)                                  All prepayments shall be made upon prior written or telephonic notice received by the Administrative Agent not later than 11:00 a.m. (New York City time):

(a)                                  In the case of Base Rate Loans, on the date of such prepayment; and

(b)                                 In the case of LIBOR Rate Loans, two (2) Business Days’ prior to the date of such prepayment;

and, if such notice is given by telephone, such notice shall be promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for the Loans by facsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

B.                                    Voluntary Commitment Reductions.

(i)                                     The Credit Parties may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the amount by which the Commitments exceed the Total Utilization of Commitments at the time of such proposed termination or reduction; provided any such partial reduction of the Commitments shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000.

(ii)                                  The Credit Parties’ notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share thereof.

C.                                    Mandatory Prepayments.  Subject to Section 2.10B, the Credit Parties shall from time to time prepay the Loans or cash collateralize Letters of Credit to the extent necessary so that the Total Utilization of Commitments shall not at any time exceed the Commitments then in effect.

D.                                    Application of Prepayments/Reductions.  Unless otherwise specified by the applicable Credit Party in a notice of prepayment, any amount to be applied pursuant to Section 2.7A or C shall be applied as follows: (i) first, to prepay outstanding reimbursement obligations with respect to Letters of Credit; (ii) second, to prepay outstanding Base Rate Loans, (iii) third, to prepay outstanding LIBOR Rate Loans in a manner which minimizes the amount of any payments required to be made by the Credit Parties pursuant to Section 2.9C and (iv) fourth, to cash collateralize outstanding Letters of Credit.

E.                                      General Provisions Regarding Payments.

(i)                                     Manner and Time of Payment.  All payments by the Credit Parties of principal, interest, fees and other Obligations shall be made in Dollars or, with respect to Alternative Currency Loans, in the relevant Alternative Currency in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Funding and Payment Office for the account of the Lenders; funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the applicable Credit Party on the next succeeding Business Day.

(ii)                                  Payments on Business Days.  Subject to the provisions of Section 2.5B with respect to Interest Periods, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(iii)                               Application of Payments to Principal and Interest.  All payments in respect of the principal amount of the Loans shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iv)                              Distribution to Lenders.  The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(v)                                 Withdrawal of Notice.  Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(vi)                              Authorization to Charge Accounts.  Each Credit Party hereby authorizes the Administrative Agent to charge such Credit Party’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(vii)                           Non-Conforming Payments.  The Administrative Agent shall deem any payment by or on behalf of any Credit Party hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the applicable Credit Party and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Potential Event of Default or Event of Default in accordance with the terms of Section 8.1.  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.5D from the date such amount was due and payable until the date such amount is paid in full.

2.8                               Increased Costs; Taxes.

A.                                    Compensation for Increased Costs and Taxes.  Subject to the provisions of Section 2.8B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

(i)                                     subjects such Lender (or its applicable lending office) to any additional Tax (other than (x) Excluded Taxes and (y) Taxes referred to in Section 2.8B) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

(ii)                                  imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, Federal Deposit Insurance Corporation insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of LIBOR); or

(iii)                               imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Credit Parties shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to the Credit Parties (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for, and a calculation in reasonable detail of, the additional amounts owed to such Lender under this Section 2.8A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.                                    Withholding of Taxes.

(i)                                     Payments to Be Free and Clear.  All sums payable by any Credit Party under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than Excluded Taxes) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii)                                  Grossing-up of Payments.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by such Credit Party to the Administrative Agent or any Lender under any of the Loan Documents:

(a)                                  such Credit Party shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as such Credit Party becomes aware of it;

(b)                                 such Credit Party shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on such Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender;

(c)                                  the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date and retains a net sum equal to what it would have received and retained had no such deduction, withholding or payment been required or made; and

(d)                                 within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (b) above to pay, such Credit Party shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(iii)                               Evidence of Exemption from United States Withholding Tax.

(a)                                  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Credit Parties, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof on the Effective Date) or on or prior to the date of the Assumption Agreement or Assignment Agreement, as applicable, pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Credit Parties or Administrative Agent (each in the reasonable exercise of its discretion), (x) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by the Credit Parties to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents..

(b)                                 Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to Section 2.8B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Credit Parties to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

(c)                                  The Credit Parties shall not be required to pay any additional amount to any Non-US Lender under clause (c) of Section 2.8B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or (b) of this Section 2.8B(iii); provided that if such Lender shall have satisfied the requirements of Section 2.8B(iii)(a) on the Effective Date or on the date of the Assumption Agreement or Assignment Agreement, as applicable, pursuant to which it became a Lender, as applicable, nothing in this Section 2.8B(iii)(c) shall relieve the Credit Parties of its obligation to pay any additional amounts pursuant to clause (c) of Section 2.8B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(iv)                              If a payment is made by a Credit Party under the foregoing provisions of this Section 2.8(B) for the account of any Lender and such Lender, in its sole opinion, determines that it has irrevocably received or been granted a credit against, or relief or remission from, or repayment or refund of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to such Credit Party such amount as such Lender shall, in its sole opinion, have determined is attributable to such deduction or withholding and will leave such Lender (after such payment) in no worse position than it would have been had such Credit Party not been required to make such deduction or withholding.  Nothing contained herein shall (i) interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit, (ii) oblige any Lender to disclose any information relating to its tax affairs or any computations in respect thereof or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credit, relief, remission, repayment or refund to which it may be entitled.

(v)                                 Evidence of Exemption from Applicable Withholding Tax.  Any Lender that is entitled to an exemption from or reduction of withholding tax imposed by the jurisdiction in which a Subsidiary Borrower is organized (the “Relevant Jurisdiction”) with respect to payments under this Agreement shall deliver to the relevant Subsidiary Borrower (with a copy to the Administrative Agent) within 15 Business Days following receipt of the written notice referred to below, such properly completed and executed documentation as is reasonably requested by such Subsidiary Borrower or the Administrative Agent in order to permit such payments to be made with the benefit of such exemption or reduction (and shall make application to the relevant Governmental Authority for exemption or reduced rates if it is the party required by law to do so), provided that such Lender has received written notice from such Subsidiary Borrower or the Administrative Agent identifying the requirements for such exemption or reduction, supplying all applicable documentation and specifying the time period within which documentation is to be provided under this Section 2.8B(v) (or such application is to be made).  Without limiting the Lenders’ obligations under the preceding sentence, each Lender agrees that it will, without material cost or other material disadvantage (as determined in such Lender’s good faith judgment), cooperate with such Subsidiary Borrower to minimize the applicable withholding tax burdens in the Relevant Jurisdiction.  If any Lender becomes subject to any Tax because it fails to comply with this Section 2.8B(v), each Subsidiary Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Tax.  The Administrative Agent agrees that it will provide administrative and ministerial assistance to each relevant Subsidiary Borrower with respect to any payments made by such Subsidiary Borrower to the Lenders, and the calculation, reporting, withholding and remitting of any Taxes imposed by Canada or Ireland to the appropriate Governmental Authority.  Notwithstanding the foregoing, (a) the Subsidiary Borrowers shall retain primary responsibility for ascertaining the requirements of Applicable Law and providing to the Lenders the written notice described in the first sentence of this Section 2.8B(v), and (b) no failure by the Administrative Agent to meet any obligations under this Section 2.8B(v) shall operate to excuse any Subsidiary Borrower from its obligations to the Lenders under this Section 2.8B(v).

(vi)                              Without limiting the foregoing provisions of this Section 2.8(B), if a payment made to a Lender would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Administrative Agent for transmission to the Credit Parties, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Borrower as may be necessary for each Credit Party to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  For purposes of this Section 2.8B(vi) FATCA shall include amendments made to FATCA after the date of this Agreement.

C.                                    Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Effective Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein after the Effective Date or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency issued after the Effective Date, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitment, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, the Credit Parties shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.  Such Lender shall deliver to the Credit Parties (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for, and calculation in reasonable detail of, the additional amounts owed to the Lender under this Section 2.8C, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

D.                                    Dodd-Frank, Etc..  For the avoidance of doubt and notwithstanding anything herein to the contrary, for the purposes of this Section 2.8, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in case for this clause (y) pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

2.9                               Special Provisions Governing LIBOR Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

A.                                    Inability to Determine Applicable Interest Rate.  In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Borrowing of LIBOR Rate Loans, that by reason of circumstances affecting the interbank LIBOR market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR Rate, the Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to the Credit Parties and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as the Administrative Agent notifies the Credit Parties and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Conversion/Continuation Notice given by any Credit Party with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Credit Party.

B.                                    Illegality or Impracticability of LIBOR Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Credit Parties and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans in Dollars or any Alternative Currency (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank LIBOR market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Credit Parties and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  Thereafter (a) (i) if such LIBOR Rate Loan is denominated in Dollars, it shall be Converted into a Base Rate Loan and (ii) if such LIBOR Rate Loan is denominated in any Alternative Currency, it shall be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Loan and (b) the obligation of the Lenders to make LIBOR Rate Loans in the affected currency or to Convert Loans into LIBOR Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

C.                                    Compensation For Breakage.  The Credit Parties shall compensate each Lender upon written request by such Lender (which request shall set forth the basis for requesting such amounts and a calculation thereof in reasonable detail) for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds, but excluding lost profits) which that Lender may sustain: (i) if for any reason (other than a default by such Lender) a LIBOR Rate Loan is not made on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on a date other than the last day of an Interest Period applicable to such LIBOR Rate Loan, (iii) an assignment of a LIBOR Rate Loan is made at the direction of the Company in accordance with Section 2.12 on a date other than the last day of an Interest Period or (iv) if any prepayment of any LIBOR Rate Loan made by such Lender is not made on any date specified in a notice of prepayment given by the Borrower.

D.                                    Booking of LIBOR Rate Loans.  Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

E.                                      Assumptions Concerning Funding of LIBOR Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.9 and under Section 2.8A shall be made as though that Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to the definition of LIBOR in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.9 and under Section 2.8A and 2.8C.

2.10                        Matters Relating to Currency Exchange Rates and Conversion of Amounts to Alternative Currencies.

A.                                    Spot Rate Calculation.  The Administrative Agent shall determine the Dollar Amount of each Alternative Currency Loan as of (x) the first day of each Interest Period applicable thereto and (y) the last Business Day of each calendar month, and such calculation shall remain in effect for purposes of this Agreement until the next date on which an event described in this Section 2.10A occurs and a recalculation is made.  The Administrative Agent shall promptly notify the applicable Credit Party and the Lenders of each Dollar Amount so determined by it.  Each such determination shall be based on the Spot Rate (x) on the date of the related Notice of Borrowing for purposes of the initial such determination for any Alternative Currency Loan and (y) on the fourth Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

B.                                    Prepayment.  If after giving effect to any such determination of a Dollar Amount, the Total Utilization of Commitments exceeds 105% of the Commitments or the aggregate Dollar Amount of Alternative Currency Loans exceeds 105% of the Alternative Currency Sublimit, the Credit Parties shall, within five Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, prepay outstanding Loans (as selected by the Credit Parties and notified to the Lenders through the Administrative Agent not less than three Business Days prior to the date of prepayment) or take other action (including, in the Credit Parties’ discretion, Dollar cash collateralization of Letters of Credit pursuant to documentation reasonably satisfactory to the Administrative Agent in amounts from time to time equal to such excess) to the extent necessary to eliminate any such excess.

C.                                    Conversion of Amounts to Applicable Currencies.  To the extent funds received by the Administrative Agent (or debited from any Person’s account with the Administrative Agent) must be converted into Dollars or an Alternative Currency for any payment required hereunder, the Administrative Agent shall effect such conversion on the applicable payment date on the basis of the Spot Rate then in effect.

2.11                        Defaulting Lenders.

A.                                    Anything contained herein to the contrary notwithstanding, in the event that any Lender defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan or its portion of any unreimbursed payment under Section 2.2D (in each case, a “Defaulted Loan”) within three Business Days of the date required to be funded (unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied), then (a) to the extent permitted by Applicable Law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall, if the applicable Credit Party so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Credit Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Loans shall, if the applicable Credit Party so directs at the time of making such mandatory prepayment, be applied to the Loans of other

Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender; and (b) the Total Utilization of Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.

B.                                    If any Letters of Credit are outstanding at the time a Lender becomes a Potential Defaulting Lender, then:

(i)                                     all or any part of the Available Amount of outstanding Letters of Credit shall be reallocated among the Lenders that are not Potential Defaulting Lenders (“non-Defaulting Lenders”) in accordance with their respective Pro Rata Shares (disregarding any Potential Defaulting Lender’s Commitment) but only to the extent that (x) the sum of (A) the aggregate principal amount of all Loans made by such non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time, plus (B) such non-Defaulting Lenders’ Pro Rata Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Letters of Credit, plus (C) the aggregate principal amount of all Loans made by each Issuing Bank pursuant to Section 2.2E that have not been ratably funded by such non-Defaulting Lenders and outstanding at such time, plus (D) such Defaulting Lender’s Pro Rata Share of the Available Amount of such Letters of Credit, does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 3.2C and 3.2D are satisfied at such time;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s Pro Rata Share of the Available Amount of such Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) by paying cash collateral to the Issuing Bank for so long as such Letters of Credit are outstanding;

(iii)                               if the Pro Rata Shares of Letters of Credit of the non-Defaulting Lenders is reallocated pursuant to this Section 2.11B, then the fees payable to the Lenders pursuant to Section 2.6(i)(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares of Letters of Credit; or

(iv)                              if any Defaulting Lender’s Pro Rata Share of Letters of Credit is neither cash collateralized nor reallocated pursuant to Section 2.11B, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.6(i)(b) with respect to such Defaulting Lender’s Pro Rata Share of Letters of Credit shall be payable to the Issuing Bank until such Lender’s Pro Rata Share of Letters of Credit is cash collateralized and/or reallocated; and

C.                                    So long as any Lender is a Potential Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.11B, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.11B(i) (and Potential Defaulting Lenders shall not participate therein).

D.                                    No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.11, performance by the Credit Parties of their Obligations shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.11.  The rights and remedies against a Defaulting Lender under this Section 2.11 are in addition to other rights and remedies which the Credit Parties may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

E.                                      If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Potential Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.11B), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Potential Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Potential Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Potential Defaulting Lender.

F.                                      If any Lender fails to fund any Loan or its portion of any unreimbursed payment under Section 2.2D and asserts that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied, and such assertion is incorrect, then notwithstanding any other provision of this Agreement (and in addition to any other right or claim that the Borrower may have against such Lender as a result of such failure to fund), the Borrower shall have no obligation to pay such Lender any facility fee pursuant to Section 2.6(i)(a) or letter of credit fee pursuant to Section 2.6(i)(b) for the period commencing on the date of such failure to fund and continuing to the date on which such Lender funds the applicable obligation (and, if the Borrower has previously paid any such fees with respect to such period, such Lender shall promptly return such fees to the Borrower).

2.12                        Removal or Replacement of a Lender.

Anything contained herein to the contrary notwithstanding, in the event that any Lender shall give notice to the Credit Parties that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.8 or 2.9, if the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and such Lender shall fail to withdraw such notice within five (5) Business Days after receipt by such Lender of a written request for such withdrawal from a Credit Party, or such Lender is a Potential Defaulting Lender, then, with respect to each such Lender (the “Terminated Lender”), the Credit Parties may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its Commitment and outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.1 for a purchase price equal to the outstanding principal amount of the Loans assigned and accrued interest thereon and accrued and theretofore unpaid fees owing to such Terminated Lender under Section 2.6 through the date of assignment, to be paid by the Replacement Lender; provided that concurrently with such assignment, the Credit Parties shall pay any amounts payable to such Terminated Lender to the date of such assignment pursuant to Sections 2.8 or 2.9 or otherwise as if it were a prepayment.  Upon the completion of such assignment and the prepayment without giving effect to Section 2.11A of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.13                        Mitigation.

A.                                    Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.8 or 2.9, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitment of such Lender or the affected Loans of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.8 or 2.9 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this Section 2.13 unless the Credit Parties agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above.  A certificate as to the amount of any such expenses payable by the Credit Parties pursuant to this Section 2.13 (setting forth in reasonable detail the basis for requesting such amount and a calculation thereof in reasonable detail) submitted by such Lender to the Credit Parties (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

B.                                    Notwithstanding the provisions of Section 2.8, if any Lender fails to notify the Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Section 2.8 within nine months after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from the Borrower for any amount arising prior to the date which is nine months before the date on which such Lender notifies the Borrower of such event or circumstance.

2.14                        Increase in the Aggregate Commitments.

A.                                    The Borrower may, at any time but in any event not more than twice in any calendar year prior to the Maturity Date (unless the Administrative Agent otherwise consents), by notice to the Administrative Agent, request that the aggregate amount of the Commitments be increased by (i) increasing the amount of the Commitment of any Lender which has agreed to such increase (any such Lender, an “Increasing Lender”) and/or (ii) adding one or more Eligible Assignees as parties hereto with Commitments in an amount agreed to by such respective Eligible Assignees; provided that (a) the aggregate amount of any such increase (for all Increasing Lenders and Eligible Assignees on any particular day) shall be $25,000,000 or a higher integral multiple of $5,000,000, (b) the amount of the Commitment of any Eligible Assignee that is not already a Lender shall be not less than $5,000,000, (c) any such increase shall be effective as of a date that is at least 90 days prior to the Maturity Date (the “Increase Date”) as specified in the related notice to the Administrative Agent; (d) in no event shall the aggregate amount of increases in the Commitments pursuant to this Section exceed $300,000,000 and (e) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the conditions set forth in Section 3.3 shall be satisfied.

B.                                    On each Increase Date, each Eligible Assignee that has agreed to participate in the applicable Commitment Increase (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender shall be increased by the amount agreed upon by such Lender and the Borrower; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i)                                     (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(ii)                                  an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and

(iii)                               confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence, the Administrative Agent shall notify the Lenders (including each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by facsimile, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.  Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available to the Administrative Agent at the Funding and Payment Office, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Loans then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Loans then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Loans then outstanding (calculated based on its Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Commitments (without giving effect to the relevant Commitment Increase).  After the Administrative Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Administrative Agent will promptly thereafter cause to be distributed like funds to the other Lenders in an amount to each other Lender such that the aggregate amount of the outstanding Loans owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the aggregate Loans then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase).

SECTION 3.                            CONDITIONS PRECEDENT

3.1                               Conditions to Effectiveness.

The obligations of the Lenders to make Credit Extensions on the Effective Date are subject to the satisfaction of the following conditions prior to or on the Effective Date; it being understood that the Lenders shall be under no obligation to make any Loan to any Subsidiary of the Borrower unless and until the conditions set forth in Section 11 with respect to such Subsidiary Borrower have been satisfied:

A.                                    Credit and Organizational Documents.  The Borrower shall deliver or cause to be delivered to the Administrative Agent on behalf of each Lender the following:

(i)                                     sufficient copies of this Agreement originally executed and delivered by the Borrower for each Lender and a Note for each Lender that has requested the issuance of a Note to it hereunder;

(ii)                                  copies of the Organizational Documents, dated a recent date prior to the Effective Date, certified as of the Effective Date (or a recent date prior to the Effective Date) by the appropriate governmental official or the secretary (or other appropriate officer) of the Borrower, as applicable;

(iii)                               resolutions of the board of directors (or similar governing body) of the Borrower approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certified as of the Effective Date by the secretary (or other appropriate officer) of the Borrower as being in full force and effect without modification or amendment;

(iv)                              signature and incumbency certificates of the officers of the Borrower executing the Loan Documents to which it is a party on behalf of the Borrower;

(v)                                 a good standing certificate or certificate of existence, as applicable, from the Secretary of State (or similar official) from the jurisdiction of formation of the Borrower, certified as of the Effective Date (or a recent date prior to the Effective Date) (the matters referenced in subsections 3.1A(ii)-(v) to be addressed in a secretary’s certificate substantially in the form of Exhibit VII);

(vi)                              an officer’s certificate from an officer of the Borrower substantially in the form of Exhibit VIII, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties contained in this Agreement and the other Loan Documents are true, correct and complete (other than any such representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true, correct and complete as of such earlier date); that the Borrower and its Subsidiaries are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that no event shall have occurred and be continuing, or would result from the consummation of the transactions contemplated by this Agreement, that would constitute an Event of Default or a Potential Event of Default; and

(vii)                           such other documents as the Administrative Agent on behalf of the Lenders may reasonably request.

B.                                    Opinions of Counsel.  The Administrative Agent shall have received originally executed copies of one or more favorable written opinions of (i) Brian J. Smith, Senior Vice President and General Counsel of the Borrower, and (ii) Mayer Brown LLP, special New York counsel for the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Effective Date.

C.                                    Payment of Amounts Due.  The Borrower shall have paid to the Lead Arrangers and the Agents, all reasonable and documented out-of-pocket costs, fees (including those fees due on the Effective Date referred to in Section 2.6), expenses (including reasonable and documented legal fees and expenses of a single U.S. counsel) and other compensation payable on the Effective Date.

D.                                    Authorizations and Consents.

(i)                                     The Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(ii)                                  PATRIOT Act.  Each of the Lenders shall have received, at least two (2) Business Days in advance of the Effective Date, all documentation and other information required by Governmental Authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including as required by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (the “Patriot Act”).  Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or such Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

E.                                      Material Adverse Effect.  Except as disclosed in the Public Disclosures, since December 31, 2010, there shall not have occurred a Material Adverse Effect.

F.                                      No Litigation.  (i) No action, suit, investigation, litigation, arbitration or proceeding (whether administrative, judicial or otherwise) affecting the Borrower or any of its Subsidiaries shall be pending or threatened before any court, Governmental Authority or arbitrator that could be reasonably expected to, individually or in the aggregate, (A) have a Material Adverse Effect, other than the matters set forth in the Public Disclosures, (B) materially impair the transactions contemplated by the Loan Documents or (C) in any manner call into question or challenge this Agreement or the making of the Loans and (ii) no material adverse change in the status, or financial effect on the Borrower or any of its Subsidiaries, from that described in the Public Disclosures prior to the Effective Date shall have occurred.

G.                                    Termination of Existing Credit Agreement.  The Existing Credit Agreement shall have been terminated in accordance with Section 9.24.

3.2                               Conditions Precedent to each Credit Extension.

Subject to Section 11, the obligations of Lenders to make any Credit Extension hereunder, including any Credit Extension made on the Effective Date, are subject to the satisfaction of the following conditions:

A.                                    Notice of Borrowing.  The Administrative Agent shall have received, in accordance with the provisions of Section 2.1B, originally executed Notice(s) of Borrowing signed by the applicable Credit Party.

B.                                    Outstanding Amounts.  After giving effect to the making of such Credit Extensions, (i) the Total Utilization of Commitments then in effect shall not exceed the Commitments then in effect and (ii) the aggregate Dollar Amount of Alternative Currency Loans shall not exceed the Alternative Currency Sublimit.

C.                                    Representations and Warranties.  The representations and warranties contained herein (excluding, except on the Effective Date, the representations and warranties made in Section 4.5 (No Material Adverse Change) and the first sentence of Section 4.7 (No Litigation)) shall be true, correct and complete in all material respects (except that to the extent any representation and warranty is qualified by materiality it shall be true and correct in all respects) on and as of the date of such Credit Extension to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date.

D.                                    No Default.  No Event of Default or a Potential Event of Default shall have occurred and be continuing, or would result from, such Credit Extension.

E.                                      Subsidiary Borrowers.  In the case of any Credit Extension to a Subsidiary Borrower, such Subsidiary Borrower shall not be the subject of any proceeding of the type described in Sections 8.6, 8.7 or 8.9.

F.                                      Additional Documents.  The Administrative Agent shall have received each additional document, certificate, instrument, legal opinion or other item reasonably requested by it.

3.3                               Conditions Precedent to each Commitment Increase.

Each Commitment Increase is subject to the satisfaction of the following conditions:

A.                                    The representations and warranties contained herein shall be true, correct and complete in all material respects (except that to the extent any representation and warranty is qualified by materiality it shall be true and correct in all respects) on and as of the date of such Commitment Increase to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date.

B.                                    No Default.  No event shall have occurred and be continuing, or would result from such Commitment Increase, that would constitute an Event of Default or a Potential Event of Default.

C.                                    Additional Documents.  The Administrative Agent shall have received each additional document, certificate, instrument, legal opinion or other item reasonably requested by it.

SECTION 4.                            REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to make each Credit Extension hereunder, each Credit Party represents and warrants (solely, in the case of any Subsidiary Borrower, as to itself and its Subsidiaries) to each Agent, each Lender and the Issuing Bank that the following statements are true, correct and complete:

4.1                               Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.                                    Organization and Powers.  Such Credit Party and each of its Subsidiaries is duly organized, validly existing and in good standing, as applicable, under the laws of its jurisdiction of organization, except, in the case of any Subsidiary that is not a Credit Party, where the failure to be so organized, existing or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.  Such Credit Party and each of its Subsidiaries (i)

has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where failure to do so has not had and would not reasonably be expected to have a Material Adverse Effect; and (ii) to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B.                                    Qualification and Good Standing.  Such Credit Party and each of its Subsidiaries is duly qualified to do business and in good standing, as applicable, in every jurisdiction in which its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

4.2                               Authorization of Borrowing, etc.

A.                                    Authorization of Borrowing, etc.  The execution, delivery and performance of each Loan Document to which it is a party have been duly authorized by all necessary action on the part of each Credit Party.

B.                                    No Conflict.  The execution, delivery and performance by such Credit Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by each such Loan Document do not and will not (i) violate (a) any provision of any Applicable Law with respect to such Credit Party or any of its Subsidiaries, (b) any of the Organizational Documents of such Credit Party or any of its Subsidiaries or (c) any order, judgment or decree of any Governmental Authority binding on such Credit Party or any of its Subsidiaries, except to the extent, in the case of (a) and (c) only, such violation would not be reasonably expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Credit Party or any of its Subsidiaries, except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party or any of its Subsidiaries, or (iv) require any approval of stockholders, partners or members or any approval or consent of any Person under any Contractual Obligation of such Credit Party or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to Administrative Agent.

C.                                    Governmental Consents.  The execution, delivery and performance by such Credit Party of each Loan Document to which it is a party and the consummation of the transactions contemplated by such Loan Document do not and will not require any Governmental Authorization.

D.                                    Binding Obligation.  Each of the Loan Documents to which it is a party has been duly executed and delivered by such Credit Party and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.3                               Disclosure.

No representation or warranty of such Credit Party or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to any Agent or any Lender by or on behalf of such Credit Party or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to such Credit Party or any of its Subsidiaries in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the applicable Credit Party to be reasonable at the time made, it being recognized by the Agents and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4.4                               Financial Condition.

The Borrower has heretofore delivered to the Administrative Agent the audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2010 and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower for the Fiscal Year then ended, together with all related notes and schedules thereto and the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2011 and the related unaudited consolidated statements of income and comprehensive income (loss), changes in shareholders’ equity and cash flows of the Borrower for the six months then ended.  All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  Neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case could reasonably be expected to have a Material Adverse Effect.

4.5                               No Material Adverse Change.

Except as disclosed in the Public Disclosures, since December 31, 2010, no event or change has occurred that has caused or evidences, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6                               Intellectual Property Matters.

Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyright registrations, copyright applications, issued patents, patent applications, trademarks, trademark applications, trademark registrations, trademark rights, service marks, service mark applications, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business.  Except as described in the Public Disclosures, (a) no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights (except for the expiration of patents in the ordinary course) and (b) neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, other than any such revocation, termination or infringement that could not reasonably be expected to have a Material Adverse Effect.

4.7                               No Litigation; Compliance with Laws.

Except as disclosed in the Public Disclosures, there are no actions, suits, proceedings (whether administrative, judicial or otherwise), litigations, arbitrations or governmental investigations (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), that are pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries (i) is in violation of any Applicable Laws (including, but not limited to, Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8                               No Default.

Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.9                               Governmental Regulation.

Neither the Borrower nor any of its Subsidiaries is subject to regulation under any federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.10                        Securities Activities.

Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.  Following the application of the proceeds of any Loan or Letter of

Credit, no more than 25% of the value of the consolidated assets of the Borrower will consist of or be represented by Margin Stock.

4.11                        ERISA.

A.                                    The Borrower and its ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Pension Plan, and have performed all their obligations under each Pension Plan except to the extent any failure to so comply would not reasonably expected to have a Material Adverse Effect.  Each Pension Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service or has submitted or will submit a request for such a determination letter within the applicable remedial amendment period.

B.                                    No material liability to the PBGC (other than required premium payments) or the Internal Revenue Service has been or is expected to be incurred by the Borrower or any of its ERISA Affiliates with respect to any Pension Plan, and no ERISA Event has occurred or is reasonably expected to occur, other than ERISA Events that would not reasonably expected to have a Material Adverse Effect.

C.                                    As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower or any of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is not reasonably expected to have a Material Adverse Effect.

4.12                        Environmental Protection.

A.                                    Neither the Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

B.                                    Neither the Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, except to the extent that such letter or request could not reasonably be expected to have a Material Adverse Effect.

C.                                    There are and, to the Borrower’s and each of its Subsidiaries’ knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

D.                                    Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect.

E.                                      Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any predecessor of the Borrower or any Subsidiary of such predecessor, has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Borrower’s nor any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state equivalent, except to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

F.                                      No event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 5.         AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as the Commitments shall remain in effect and until payment in full of all Obligations (other than Surviving Obligations) and cancellation or expiration of all Letters of Credit, unless the provisions of this Section 5 are waived or amended in accordance with Section 9.6, the Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1                               Financial Statements and Other Reports.

The Borrower will deliver to Administrative Agent:

(i)                                     Quarterly Financial Statements:  as soon as publicly available, and in any event within 45 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, the related consolidated statements of income and comprehensive income (loss) of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then-current Fiscal Year to the end of such Fiscal Quarter, and the related consolidated statements of changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries for the period from the beginning of the then-current Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form the consolidated balance sheet as of the last day of the previous Fiscal Year and consolidated statements of income (or, for periods ending on or after June 30, 2011, income and comprehensive income (loss)) and cash flows for the corresponding period or periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of the Borrower as fairly presenting, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP, subject to the absence of certain disclosures that are only required with year-end financial statements and to changes resulting from audit and normal year-end adjustments;

(ii)                                  Annual Financial Statements:  as soon as publicly available, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and comprehensive income (loss) changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and certified by the chief financial officer of the Borrower as fairly presenting, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flows for the periods indicated; and (ii) with respect to such consolidated financial statements a report thereon of Deloitte and Touche LLP or other independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to the Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(iii)                               Compliance Certificate:  together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(i) and 5.1(ii), a duly executed and completed Compliance Certificate;

(iv)                              Filings:  promptly upon their becoming publicly available, copies of (a) all financial statements, reports, notices and proxy statements sent by any Credit Party to its shareholders or other security holders, and (b) all material information filed by any Credit Party or any of their Subsidiaries with the Securities and Exchange Commission (or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission) or any national securities exchange;

(v)                                 Notice of Default, etc.:  promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of the Borrower obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default or that notice has been given to the Borrower or any of its Subsidiaries with respect thereto, (b) that any Person has given any notice to the Borrower or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.2, or (c) of the occurrence of any event or change that has caused or evidences, either in any case individually or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(vi)                              Notice of Litigation:  promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of any Credit Party obtaining knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding, order, consent decree, settlement (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any of their respective property (collectively, “Proceedings”) or (b) any material development in any such Proceeding that, in the case of either (a) or (b), could be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower or such Subsidiary to enable Lenders and their counsel to evaluate such matters;

(vii)                           Change in Rating:  promptly upon (and in any event within five (5) Business Days after) obtaining knowledge thereof, written notice of any changes in the rating given the Borrower by Moody’s, S&P or Fitch;

(viii)                        ERISA:  (i) promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the United States Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) all notices received by the Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (2) such other documents or governmental reports or filings relating to any Pension Plan as the Administrative Agent shall reasonably request;

(ix)                                Environmental Reports and Audits:  as soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any property, plant or other Facility or which relate to any environmental liabilities of the Borrower or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

(x)                                   Other Information:  with reasonable promptness, such other information and data with respect to the Credit Parties and their Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any Lender.

5.2                               Books and Records.

The Borrower will, and will cause each of its Subsidiaries to keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all material dealings and transactions in relation to its business and activities and permit representatives or agents of the Administrative Agent or any Lender to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records upon reasonable prior notice during normal business hours and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and independent public accountants of the Borrower and its Subsidiaries so long as the Borrower is provided the opportunity to participate in such discussions.

5.3                               Existence.

Except as otherwise permitted by Section 6.3, the Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, privileges, licenses and franchises material to its business; provided that no Subsidiary (other than a Credit Party) shall be required to maintain its existence and neither the Borrower nor any Subsidiary shall be required to preserve any such right, privilege, license or franchise so long as, in each case, the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4                               Insurance.

The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

5.5                               Payment of Taxes.

The Borrower will, and will cause each of its Subsidiaries to, pay all federal income Taxes and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided no such Tax need be paid (a) if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor or (b) if the aggregate amount of all unpaid Taxes that have not been paid by the Borrower and its Subsidiaries (excluding amounts being contested as provided in clause (a)) could not reasonably be expected to have a Material Adverse Effect.  The Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than the Borrower or any of its Subsidiaries).

5.6                               Maintenance of Properties.The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.7                               Compliance with Laws.

The Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority (including, but not limited to, all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8                               Use of Proceeds.

A.                                    Proceeds of Loans.  The proceeds of each Loan and each Letter of Credit shall be used for general corporate purposes.

B.                                    Margin Regulations.  No part of the proceeds of the Loans made to a Credit Party will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.9                               Claims Pari Passu.

Each Credit Party shall ensure that at all times the Obligations and any other claims of the Lead Arrangers, the Agents and the Lenders arising hereunder or under any other Loan Document rank at least pari passu with the claims of such Credit Party’s other senior unsecured creditors, except those creditors whose claims are preferred by any bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

SECTION 6.         NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as the Commitments hereunder shall remain in effect and until payment in full of all Obligations (other than Surviving Obligations) and cancellation or expiration of all Letters of Credit, unless the provisions of this Section 6 are waived or amended in accordance with Section 9.6, the Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1                               Liens.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i)                                     Liens existing on the Effective Date and described on Schedule 6.1 hereto and other Liens securing Indebtedness existing on the Effective Date the individual principal amount of which does not exceed $500,000;

(ii)                                  Liens imposed by law for Taxes that are not yet required to be paid pursuant to Section 5.5;

(iii)                               statutory Liens of landlords, banks (including rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and material men, and other Liens imposed by law, in each case incurred in the ordinary course of business for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(iv)                              deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness) incurred in the ordinary course of business;

(v)                                 easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title to real property of the Borrower or any Subsidiary of the Borrower, in each case which do not and will not, individually or in the aggregate, interfere in any material respect with the use or value thereof;

(vi)                              any interest or title of a lessor or sublessor under any operating or true lease of real estate entered into by the Borrower or one of its Subsidiaries in the ordinary course of its business covering only the assets so leased;

(vii)                           Liens securing Indebtedness pursuant to Capital Leases; provided that (a) such Liens are only in respect of the property or assets subject to, and secure only, such Capital Leases, (b) Indebtedness of Subsidiaries under Capital Leases shall be limited by the provisions of Section 6.2 and (c) the aggregate amount of all Indebtedness of the Borrower under Capital Leases shall not at any time exceed $100,000,000;

(viii)                        purchase money Liens in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or one of its Subsidiaries; provided that (a) such Lien secures Indebtedness permitted by Section 6.2, (b) such Lien is incurred, and the Indebtedness secured thereby is created, within ninety (90) days after completion of such acquisition (or construction), (c) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (d) such Lien does not apply to any other property or assets of the Borrower or any of its Subsidiaries;

(ix)                                Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)                                   licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary; and

(xi)                                Liens on assets of Persons acquired after the Effective Date; provided that such Liens exist at the time such Person becomes a Subsidiary and were not created in anticipation thereof;

(xii)                             Liens incurred in connection with Qualified Receivables Transactions;

(xiii)                          Any Lien incurred to renew, extend or refinance obligations secured by a Lien referred to in clause (viii) or (xi) above, provided that (a) the principal or face amount of the obligations secured by any such Lien does not exceed the outstanding principal or face amount of the obligations so renewed, extended or refinanced immediately prior to such renewal, extension or refinancing and (b) any such Lien attaches solely to the assets that secured the obligations so renewed, extended or refinanced;

(xiv)                         Liens on cash provided as cash collateral as required under the terms hereof; and

(xv)                            Liens not otherwise permitted by the foregoing clauses of this Section 6.1 securing obligations in an aggregate principal amount at any time outstanding not to exceed 7.5% of Consolidated Total Assets.

Notwithstanding any of the foregoing exceptions, the Credit Parties will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien upon the Capital Stock of any of their Subsidiaries or any Indebtedness owed to it by the Credit Parties or any of their Subsidiaries, excluding (A) any Lien on Capital Stock of or Indebtedness owed to a Person that exists at the time such Person becomes a Subsidiary and was not created in anticipation thereof; (B) Liens described in clause (ii) above; (C) judgment and attachment Liens that do not constitute an Event of Default; and (D) inchoate Liens arising involuntarily under applicable law.

6.2                               Indebtedness.

The Borrower shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)                                     Indebtedness owing by any wholly-owned Subsidiary of the Borrower to the Borrower or another wholly-owned Subsidiary of the Borrower;

(ii)                                  Indebtedness existing on the Effective Date and set forth on Schedule 6.2, but, in each case, not any extensions, renewals or replacements of such Indebtedness except (a) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (b) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended or are otherwise on substantially then prevailing market terms, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided such Indebtedness permitted under the immediately preceding clause (a) or (b) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Potential Event of Default or Event of Default has occurred and is continuing or would result therefrom;

(iii)                               Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within seven (7) Business Days of its incurrence;

(iv)                              Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any of its Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(v)                                 Indebtedness incurred by any Subsidiary of the Borrower arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with permitted dispositions of any business or asset (including the stock of any Subsidiary of the Borrower);

(vi)                              Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries;

(vii)                           guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(viii)                        Indebtedness (including guarantees of any such Indebtedness) of a Subsidiary located in a country other than the U.S.; provided that the outstanding principal amount of all Indebtedness permitted by this clause (viii) (without double counting guarantees of any such Indebtedness) shall not at any time exceed $100,000,000;

(ix)                                the Obligations;

(x)                                   contingent obligations under letters of credit issued in the ordinary course of business to support trade obligations;

(xi)                                Indebtedness of any Person acquired after the Effective Date; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and was not created in anticipation thereof; and

(xii)                             other Indebtedness in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Total Assets.

6.3                               Restriction on Fundamental Changes and Asset Sales.

The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sub-lessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, assets or property; provided that so long as no Event of Default or Potential Event of Default exists or would result therefrom:

(i)                                     any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary or to the Borrower;

(ii)                                  any Subsidiary may merge or consolidate with or into another Person, convey, transfer, lease or otherwise dispose of all or any portion of its assets so long as (A) the consideration received in respect of such merger, consolidation, conveyance, transfer, lease or other disposition is at least equal to the fair market value of such assets and (B) no Material Adverse Effect could reasonably be expected to result from such merger, consolidation, conveyance, transfer, lease or other disposition; and

(iii)                               the Borrower may merge with any other Person so long as the Borrower is the surviving entity.

6.4                               Conduct of Business.

From and after the Effective Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any material business or conduct any activities other than (a) businesses conducted by the Borrower and its Subsidiaries as of the Effective Date and (b) any businesses reasonably related to the foregoing.

6.5                               Transactions with Affiliates.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service or the making of any intercompany loan) with any Affiliate of the Borrower or any of its Subsidiaries that has terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate; provided the foregoing restriction shall not apply to (a) any transaction between the Borrower and its Subsidiaries or between such Subsidiaries to the extent otherwise permitted hereunder; (b) reasonable and customary fees paid to members of any board of directors (or similar governing body) of the Borrower or any of its Subsidiaries; (c) compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business; (d) transactions described on Schedule 6.5; and (e) transactions in connection with Qualified Receivables Transactions permitted under this Agreement.

6.6                               Financial Covenant.

A.                                    Leverage Ratio.  The Borrower shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 3.50 to 1.

B.                                    Certain Calculations.  With respect to any period during which the Borrower or any Subsidiary has completed an Acquisition or an Asset Sale that the Borrower or the Administrative Agent (acting at the request or with the consent of the Requisite Lenders) reasonably determines, as evidenced by a notice to the other, is material (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenant set forth in this Section 6.6, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period.

SECTION 7.         GUARANTY

7.1                               Guaranty of the Obligations.

The Guarantor hereby irrevocably and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations of the Subsidiary Borrowers when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2                               Payment by the Borrower.

The Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against the Guarantor by virtue hereof, that upon the failure of any Subsidiary Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the Guarantor will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for such Subsidiary Borrower becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.

7.3                               Liability of Guarantor Absolute.

The Guarantor agrees that its Obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:

(a)                                  this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of the Guarantor and not merely a contract of surety;

(b)                                 the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Credit Party and any Beneficiary with respect to the existence of such Event of Default;

(c)                                  the Obligations of the Guarantor hereunder are independent of the Obligations of the Borrower and the Subsidiary Borrowers and the obligations of any other guarantor (including any other Guarantor), and a separate action or actions may be brought and prosecuted against the Guarantor whether or not any action is brought against the Borrower or any Subsidiary Borrower or any of such other guarantors and whether or not the Borrower or any Subsidiary Borrower is joined in any such action or actions;

(d)                                 payment by the Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce the Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release the Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit;

(e)                                  any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of the Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against any Subsidiary Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f)                                    this Guaranty and the obligations of the Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not the

Guarantor shall have had notice or knowledge of any of them:  (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any other Loan Document or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which any Credit Party may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of the Guarantor as an obligor in respect of the Guaranteed Obligations.

7.4                               Waivers by Guarantor.

The Guarantor hereby waives, for the benefit of Beneficiaries:  (a) any right to require any Beneficiary, as a condition of payment or performance by the Guarantor, to (i) proceed against the Borrower or the Subsidiary Borrowers, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower or any Subsidiary Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of the Borrower or any Subsidiary Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any Subsidiary Borrower including any defense based on or arising out of the illegality, lack of validity or unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any Subsidiary Borrower from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of the Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Subsidiary Borrower and notices of any of the matters referred to in Section 7.2 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.5                               Guarantor’s Rights of Subrogation, Contribution, etc.

Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, the Guarantor hereby waives any claim, right or remedy, direct or indirect, that the Guarantor now has or may hereafter have against any Subsidiary Borrower or any of its assets in connection with this Guaranty or the performance by the Guarantor of its Obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that the Guarantor now has or may hereafter have against any Subsidiary Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Subsidiary Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, the Guarantor shall withhold exercise of any right of contribution the Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations.  The Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification the Guarantor may have against any Subsidiary Borrower or against any collateral or security, and any rights of contribution the Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Subsidiary Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to the Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the

Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.6                               Subordination of Other Obligations.

Any Indebtedness of any Subsidiary Borrower now or hereafter held by the Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Guarantor under any other provision hereof.

7.7                               Continuing Guaranty.

This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled.  The Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.8                               Authority of Credit Parties.

It is not necessary for any Beneficiary to inquire into the capacity or powers of any Credit Party or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.9                               Financial Condition of Credit Parties.

Any Credit Extension may be made to any Credit Party or continued from time to time, without notice to or authorization from the Guarantor regardless of the financial or other condition of any Credit Party at the time of any such grant or continuation is entered into, as the case may be.  No Beneficiary shall have any obligation to disclose or discuss with the Guarantor its assessment, or the Guarantor’s assessment, of the financial condition of any Credit Party.  The Guarantor has adequate means to obtain information from the other Credit Parties on a continuing basis concerning the financial condition of the other Credit Parties and their ability to perform their Obligations under the Loan Documents, and the Guarantor assumes the responsibility for being and keeping informed of the financial condition of the other Credit Parties and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  The Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any other Credit Parties now known or hereafter known by any Beneficiary.

7.10                        Bankruptcy, etc.

(a)                                  So long as any Guaranteed Obligations remain outstanding, the Guarantor shall not, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any other Credit Party.  The Obligations of the Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Credit Party or by any defense which such Credit Party or any other Credit Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                                 The Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantor and the Beneficiaries that the Guaranteed Obligations which are guaranteed by the Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve any other Credit Party of any portion of such Guaranteed Obligations.  The Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                                  In the event that all or any portion of the Guaranteed Obligations are paid by any Credit Party, the Obligations of the Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

SECTION 8.         EVENTS OF DEFAULT

If any of the following conditions or events (each an “Event of Default”) shall occur:

8.1                               Failure to Make Payments When Due.

Failure by any Credit Party to pay (i) any principal of any Loan when due, whether at stated maturity, by acceleration, by mandatory prepayment, by demand pursuant to Section 7 or otherwise; (ii) when due any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due under this Agreement, including the delivery of cash collateral for Letters of Credit that expire on or after the Maturity Date, within five (5) Business Days after the date due; or

8.2                               Default in Other Agreements.

With respect to one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1 above) in excess of $100,000,000 in the aggregate, (i) failure of any Credit Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable with respect thereto beyond the end of any applicable grace period; or (ii) breach or default by any Credit Party or any of its Subsidiaries with respect to any other material term of

(a) one or more items of such Indebtedness or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the end of any grace period provided therefor, if any, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

8.3                               Breach of Certain Covenants.

Failure of any Credit Party to perform or comply with any term or condition contained in Sections 5.1(v)(a), 5.3 (solely with respect to (1) the existence of any Credit Party and (2) the failure of the Borrower to preserve or keep in full force and effect its rights, privileges, licenses and franchises if such failure would reasonably be expected to have a Material Adverse Effect), 5.9 or 6 of this Agreement; or

8.4                               Breach of Representation or Warranty.

Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document or in any statement or certificate at any time given by such Credit Party in writing pursuant thereto or in connection therewith shall be false in any material respect on the date as of which made; or

8.5                               Other Defaults Under Loan Documents.

Any Credit Party shall default in the performance of or compliance with any term contained in this Agreement or any other Loan Document (other than those specified in Sections 8.1, 8.2, 8.3 and 8.4) and such default or non-compliance shall not be cured or waived within thirty (30) days after the applicable Credit Party shall have received notice from the Administrative Agent of such default; or

8.6                               Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)                       A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any Significant Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any Significant Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, examiner, custodian or other officer having similar powers over the Borrower or any Significant Subsidiary, or over all or a substantial part of their respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, examiner or other custodian of the Borrower or any Significant Subsidiary for all or a substantial part of their respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any Significant Subsidiary, and any such event described in this clause (ii) shall continue for sixty (60) days unless dismissed, bonded or discharged; or

8.7                               Voluntary Bankruptcy; Appointment of Receiver, etc.

The Borrower or any Significant Subsidiary shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any Significant Subsidiary shall make any assignment for the benefit of creditors; or the Borrower or any Significant Subsidiary shall be unable, or shall fail generally, or shall admit in writing their respective inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any Significant Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.7 or in Section 8.6 above; or

8.8                               Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving in excess of $100,000,000 (not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Subsidiaries, or any of their respective assets, and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

8.9                               Dissolution.

Any order, judgment or decree shall be entered against the Borrower or any Significant Subsidiary decreeing the dissolution or split up of such Person; or

8.10                        ERISA Events.

There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of the Borrower or any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $100,000,000 during the term of this Agreement; or there shall exist any fact or circumstance that reasonably would be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) of ERISA; or

8.11                        Change in Control.

A Change of Control shall occur; or

8.12                        Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or the Guarantor shall repudiate its Obligations thereunder, (ii) this Agreement for any reason shall cease to be in full force and effect (other than by reason of the satisfaction in full of the Obligations) or shall be declared null and void, or (iii) any Credit Party shall contest the validity or enforceability of any

Loan Document, or deny that it has any further liability under any Loan Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.6 or 8.7, automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Borrower by the Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party:  (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided the foregoing shall not affect in any way the obligations of Lenders under Section 2.2E; and (C) the Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.6 and 8.7 to pay) to the Administrative Agent such additional amounts of cash, to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time.

SECTION 9.         MISCELLANEOUS

9.1                               Assignments and Participations in Loans and Letters of Credit.

A.                                    Successors and Assigns Generally.  No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 9.1B, (ii) by way of participation in accordance with the provisions of Section 9.1C or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.1F (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.1C and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.                                    Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 9.1B(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                in any case not described in Section 9.1B(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by Section 9.1B(i)(B) and, in addition:

(A)                              the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund; and

(C)                                the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share (and pay, or cause such Defaulting Lender to pay, any breakage costs resulting from such acquisition).  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section2.4, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.8, 9.2 and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.1C.

C.                                    Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Banks and Lenders

shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.8 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 9.6 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.1B; provided that such Participant agrees to be subject to the provisions of Sections 2.12 and 2.13 as if it were an assignee under Section 9.1B.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.5 as though it were a Lender; provided that such Participant agrees to be subject to Section 9.19 as though it were a Lender.

D.                                    Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that is organized under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 2.8B with respect to United States withholding tax unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.8B(iii) as though it were a Lender.

E.                                      Participant Register.  Each Lender that sells a participation, acting solely for this purpose as an agent of the Credit Parties (and such agency being solely for tax purposes), shall maintain a register for the recordation of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in its rights and other obligations under this Agreement (the “Participation Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participation Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103(e) of the United States Treasury Regulations.

F.                                      Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.2                               Expenses.

Whether or not the transactions contemplated hereby shall be consummated, the Credit Parties agree to pay promptly (i) all the actual and reasonable and documented costs and out-of-pocket expenses of preparation of the Loan Documents; (ii) all the reasonable and documented costs of furnishing all opinions by counsel for the Credit Parties; (iii) the reasonable and documented fees, out-of-pocket expenses and disbursements of a single U.S. counsel, a special Canada counsel and a special Ireland counsel to the Lead Arrangers and the Agents in connection with the negotiation, preparation and execution of the Loan Documents and any other documents or matters requested by the Credit Parties; (iv) all the actual, reasonable and documented costs and out-of-pocket reasonable and documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (v) all other actual and reasonable and documented costs and out-of-pocket expenses incurred by each Lead Arranger, the Administrative Agent and each Syndication Agent in connection with the syndication of the Loans and the negotiation, preparation and execution of the Loan Documents and the transactions contemplated thereby; (vi) all actual, reasonable and documented costs and out-of-pocket expenses incurred by the Administrative Agent in connection with any consents, amendments, waivers or other modifications of the Loan Documents (including the reasonable fees, out-of-pocket expenses and disbursements of counsel to the Administrative Agent in connection therewith); and (vii) after the occurrence of an Event of Default, all costs and expenses, including reasonable and documented attorneys’ fees (including, without duplication, allocated costs of internal counsel) and costs of settlement, incurred by any Agent or Lender in enforcing any Obligations of or in collecting any payments due from the Credit Parties hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any collateral) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

9.3                               Indemnity.

A.                                    In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, the Credit Parties agree to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each of the Lead Arrangers and Agents and each Lender, and the respective partners, officers, directors, employees, agents, attorneys, and affiliates of each of the Lead Arrangers and each of the Agents and each Lender (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that the Credit Parties shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee or any of its Affiliates as determined by a final judgment of a court of competent jurisdiction.  As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including environmental claims), costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Credit Party or any other Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreements to make the Credit Extensions hereunder or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including the enforcement of the Guaranty)).

B.                                    To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they violate any law or public policy, the Credit Parties shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

C.                                    To the extent permitted by applicable law, the Credit Parties and each of their Subsidiaries shall not assert, and each hereby waives, any claim against the Lenders, the Agents, the Lead Arrangers and their respective Affiliates, officers, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document, or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Credit Parties and each of its Subsidiaries hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.4                               Exception for Subsidiary Borrowers.

Notwithstanding the foregoing, nothing in Sections 9.2 and 9.3 shall require a payment by a Subsidiary Borrower if such payment would violate any Applicable Law or if any Applicable Law would require minority shareholder approval, a valuation or a discretionary order, provided that the Guarantor shall be liable for any such payment referred to in this Section 9.4.

9.5                               Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each of the Agents and each Lender (and each of their respective Affiliates) is hereby authorized by the Credit Parties at any time or from time to time subject, except in the case of an Event of Default under Section 8.1, 8.6 or 8.7, to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to the Credit Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Agent or such Lender (or such Affiliate), and any of their respective affiliates, as the case may be, to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Agent or such Lender under this Agreement and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not (i) such Agent or such Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said Obligations, or any of them, may be contingent or unmatured.

9.6                               Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, or consent to any departure by the Credit Parties therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that (a) no amendment, modification, termination, waiver or consent shall, without the consent of each Lender:  (i) amend, modify, terminate or waive any provision of this Section 9.6; (ii) amend, modify or replace the definition of “Requisite Lenders”; (iii) amend, modify or replace the definition of “Pro Rata Share”, or any provision of this Agreement which would alter the pro rata sharing of payments required hereunder after an Event of Default; (iv) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement; or (v) release the Guarantor from its Obligations under the Guaranty and (b) no amendment, modification, termination, waiver or consent shall, without the consent of each Lender directly affected thereby:  (i) extend the scheduled final maturity of any Loan or Note or extend the Commitment of such Lender; (ii) waive, reduce or postpone any scheduled repayment (but not prepayment); (iii) reduce the rate of interest on any Loan or any fee or other amount payable hereunder; (iv) extend the time for payment of any such interest, fees or other amounts; (v) extend the stated expiration date of any Letter of Credit beyond the first anniversary of the Maturity Date; (vi) reduce the principal amount of any Loan; or (vii) increase the Commitment of any Lender over the amount thereof then in effect; provided further that no such amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of this Agreement as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; provided still further, that (x) any modification or supplement of the rights or duties of the Administrative Agent shall require the consent of the Administrative Agent and (y) any modification or supplement of the rights or duties of the Issuing Bank shall require the consent of the Issuing Bank.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party to any other or further notice or demand in similar or other circumstances.

9.7                               Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.8                               Notices.

A.                                    Generally.  Unless otherwise specifically provided herein, all notices or other communications provided for hereunder between the Credit Parties and any other Person party hereto shall be in writing (including facsimile or electronic mail) and mailed, sent by overnight courier, telecopied, e-mailed, or delivered to, in the case of each signatory to this Agreement, at its address set forth on the signature pages hereto, or, as to each party, at such other address or to such other person as shall be designated by such party in a written notice to all other parties.  Any notice, request or demand to or upon the Borrower or any other Person party hereto shall not be effective until received.

B.                                    Intralinks.

(i)                                     The Credit Parties hereby agree that they will provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other Credit Extension (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Potential Event of Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other Credit Extension hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com.  In addition, the Credit Parties agree to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(ii)                                  The Credit Parties further agree that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(iii)                               THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR

RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE CREDIT PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE CREDIT PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(iv)                              The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

C.                                    Notices to Subsidiary Borrowers.  Each Subsidiary Borrower hereby designates the Borrower as its representative and agent on its behalf for the purposes of giving and receiving all notices (other than Notices of Borrowing) and any other documentation required to be delivered to it pursuant to this Agreement and any other Loan Document by the Administrative Agent or any Lender.  The Borrower hereby accepts such appointment.  The Agents and the Lenders may regard any notice (other than Notices of Borrowing) or other communication pursuant to any Loan Document from the Borrower as a notice or communication from all borrowers, and may give any notice or communication required or permitted to be given to any Subsidiary Borrower or Subsidiary Borrowers hereunder to the Borrower on behalf of such Subsidiary Borrower or Subsidiary Borrowers.  Each Subsidiary Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower shall be deemed for all purposes to have been made by such Subsidiary Borrower and shall be binding upon and enforceable against such Subsidiary Borrower to the same extent as if the same had been made directly by such Subsidiary Borrower.

9.9                               Survival of Representations, Warranties and Agreements.

A.                                    All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

B.                                    Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Credit Parties set forth in Sections 2.8, 2.9C, 9.2, 9.3 and 9.5 and the agreements of Lenders set forth in Sections 9.19, 10.3C and 10.8 shall survive the payment of the Loans and the termination of this Agreement.

9.10                        Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Lead Arranger, any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Lead Arranger, each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any other Loan Document.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

9.11                        Marshalling; Payments Set Aside.

No Agent or Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders) or the Administrative Agent or the Lenders enforce any security interests or exercises their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

9.12                        Severability.

In case any provision in or obligation under any Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations of such Loan Document, the other Loan Documents or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.13                        Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.14                        Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

9.15                        Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders (it being understood that each Lender’s rights of assignment are subject to Section 9.1).  The Credit Parties may not assign or delegate its rights or obligations hereunder or any interest therein without the prior written consent of each Lender.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees, and Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.16                        Consent to Jurisdiction and Service of Process.

Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Credit Party, the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any Note or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, of the State of Illinois sitting in Chicago and of the United States District Court of the Southern District of New York or the United States District Court of the Northern District of Illinois, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State or Illinois State court or, to the fullest extent permitted by applicable law, in such federal court.  Notwithstanding the foregoing sentence, each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

By executing and delivering this agreement, each party hereto, for itself and in connection with its properties, irrevocably

(i)                                     accepts generally and unconditionally the jurisdiction and venue of such courts;

(ii)                                  waives any defense of forum non conveniens;

(iii)                               agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address set forth on the signature pages hereto;

(iv)                              agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect;

(v)                                 agrees that each party hereto retains the right to serve process in any other manner permitted by law; and

(vi)                              agrees that the provisions of this section 9.16 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under New York General Obligations Law section 5-1402, the Illinois Choice of Law and Forum Act (735 Illinois Compiled Statutes section 105) or otherwise.

9.17                        Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.18                        Confidentiality.

Each Agent and Lender shall hold all confidential, proprietary or non-public information regarding the Credit Parties and their respective Subsidiaries and their respective businesses which has been identified as confidential by any such Credit Party and obtained pursuant to the requirements of this Agreement in accordance with such Agent’s or Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by the Credit Parties that in any event each Lender may make disclosures (i) to Affiliates of such Agent or Lender and the directors, officers, employees, agents, advisors and other representatives of such Agent or Lender and their Affiliates (and to other persons authorized by an Agent or Lender to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.18) and to third party settlement providers or third parties who provide administrative services to such Agent or Lender; (ii) reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any Lender of its Loans or any interest therein; (iii) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties or their Subsidiaries received by it from any of the Agents or any Lender; (iv) required or requested by any Governmental Authority or representative thereof; provided that unless specifically prohibited by applicable law, court order or similar regulatory process, each Agent and Lender shall make reasonable efforts to notify the Credit Parties of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Agent or Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; (v) to any other party hereto; (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vii) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to any Credit Party and its Obligations, this Agreement or payments hereunder; (viii) with the consent of the applicable Credit Party; or (ix) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section 9.18 or (y) becomes available to any Agent, any Lender or their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties so long as such Agent, such Lender or such Affiliate does not have knowledge that such source has an obligation to any Credit Party to keep such information confidential; provided that in no event shall any Agent or Lender be obligated or required to return any materials furnished by any Credit Party or any of its Subsidiaries.

9.19                        Ratable Sharing.

The Lenders hereby agree among themselves that, subject to Section 2.11 in the case of a Defaulting Lender, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of facility fees or commitment fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender), which is greater than the proportion received by any other Lender in respect to of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent of the receipt of such payment and (ii) apply a portion of such payment to purchase (for cash at face value) participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment), or such other adjustments as shall be equitable, in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Credit Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Credit Parties and each of their Subsidiaries expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Credit Parties or any of their Subsidiaries to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.20                        Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

9.21                        Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.22                        Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  As used herein, “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Credit Parties shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and the Credit Parties to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Credit Parties.

9.23                        Judgment Currency.

The obligation of the Credit Parties to make payments of the principal of and interest on the Obligations in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent or the applicable Lender of the full amount of the particular currency expressed to be payable pursuant to the applicable Loan Document.  The Administrative Agent shall, using all amounts obtained or received from the applicable Credit Party pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it.  The obligation of the Credit Parties to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.

9.24                        Termination of Existing Credit Agreement.

The Borrower and each of the Lenders that is also a “Lender” party to the Credit Agreement and Guaranty dated as of October 14, 2009 among the Borrower, the lenders party thereto and Citibank, N.A., as administrative agent (the “Existing Credit Agreement”), agrees that the “Commitments” as defined in the Existing Credit Agreement shall be terminated in their entirety on the Effective Date in accordance with the terms thereof.  Each of such Lenders waives any requirement of notice of such termination pursuant to Section II of the Existing Credit Agreement.

9.25                        No Fiduciary Duty.

Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other.  The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 10.                     AGENTS

10.1                        Authorization and Authority.

Each Lender hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any Note (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2                        Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3                        Duties of Agent; Exculpatory Provisions.

A.                                    Powers; Duties Specified.  The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or a Potential Event of Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii)                               shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

B.                                    No Responsibility for Certain Matters.  The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.6 or Section 8) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Event of Default or Potential Event of Default or the event or events that give or may give rise to any Event of Default or Potential Event of Default unless and until the Borrower or any Lender shall have given notice to the Administrative Agent describing such Event of Default or Potential Event of Default and such event or events.

C.                                    Exculpatory Provisions.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Potential Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Section  3 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

D.                                    “Know Your Customer”.  Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

10.4                        Reliance by Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any other Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5                        Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Section 10 and Section 9.3 (as though such sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.6                        Resignation of Agent.

(a)                                  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Credit Parties and the Administrative Agent and signed by the Requisite Lenders.  Upon receipt of any such notice of resignation or such removal, the Requisite Lenders shall have the right, with, so long as no Potential Event of Default or Event of Default exists, the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), upon five (5) Business Days’ notice to the Credit Parties, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or is removed by the Requisite Lenders (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, with, so long as no Potential Event of Default or Event of Default exists, the consent of the

Borrower (which consent shall not be unreasonably withheld or delayed), upon five (5) Business Days’ notice to the Credit Parties, appoint a successor Administrative Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation or removal.  Upon the resignation or removal effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation or removal shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)                                 Upon any resignation or removal pursuant to this Section of a Person acting as Administrative Agent and the appointment of a replacement Issuing Bank, unless such Person shall notify the Borrower and the Lenders otherwise, such Person and its Affiliates shall be relieved of any obligation to advance or issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation or removal and appointment.  Upon the acceptance of a successor’s appointment as Issuing Bank hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

10.7                        Non-Reliance on Administrative Agent and Other Lenders.

(a)                                  Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)                                 Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)                                     the financial condition, status and capitalization of the Borrower and each other Credit Party;

(ii)                                  the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)                               determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv)                              the adequacy, accuracy and/or completeness of the information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

10.8                        Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by the Credit Parties to the full extent required by this Agreement or any other Loan Document, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that (a) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct and (b) no Lender shall be liable for the payment of any portion of an Indemnified Liability pursuant to this Section 10.8 unless such Indemnified Liability was incurred by such Agent in its capacity as such or by another Person acting for such Agent in such capacity.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

10.9                        Agents Under Guaranty.

Each Lender hereby authorizes the Administrative Agent on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty.

10.10                 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Persons acting as Lead Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.

SECTION 11.                     SUBSIDIARY BORROWERS

11.1                        Joinder of Subsidiary Borrowers.

The obligations of the Lenders to make Loans to any Subsidiary Borrower on or after the Effective Date are subject to the satisfaction of the following conditions by such Subsidiary Borrower:

A.                                    Joinder Agreement.  The Subsidiary Borrower requesting such Loan shall deliver or cause to be delivered to the Administrative Agent on behalf of each Lender a Joinder Agreement duly executed by such Subsidiary Borrower (and the other parties thereto).

B.                                    Approval by Lenders.  In the case of any Subsidiary Borrower other than the Bahamian Subsidiary, the Canadian Subsidiary, the Dutch Subsidiary, the Irish Subsidiary and the Singapore Subsidiary, all Lenders shall have approved the addition of such Subsidiary Borrower as a party hereto.

C.                                    Organizational Documents.  The Subsidiary Borrower requesting such Loan shall deliver or cause to be delivered to the Administrative Agent on behalf of each Lender the following:

(i)                                     If requested by any Lender, an originally executed Note substantially in the form of Annex A to the Joinder Agreement to evidence such Lender’s Loans to such Subsidiary Borrower;

(ii)                                  copies of the Organizational Documents, dated a recent date, certified as of such date (or a recent date prior thereto) by the appropriate governmental official or the secretary (or other appropriate officer) of such Subsidiary Borrower, as applicable;

(iii)                               resolutions of the board of directors (or similar governing body) of such Subsidiary Borrower approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certified as of the Joinder Date by the secretary (or other appropriate officer) of such Subsidiary Borrower as being in full force and effect without modification or amendment;

(iv)                              signature and incumbency certificates of the officers of such Subsidiary Borrower executing the Loan Documents to which it is a party on behalf of such Subsidiary Borrower;

(v)                                 a good standing certificate or certificate of existence, as applicable, from the Secretary of State (or similar official) from the jurisdiction of formation of such Subsidiary Borrower, certified as of the Effective Date (or a recent date prior to the Effective Date) (the matters referenced in subsections 11.1C(ii)-(v) to be addressed in a secretary’s certificate substantially in the form of Exhibit VII);

(vi)                              an officer’s certificate from an officer of such Subsidiary Borrower substantially in the form of Exhibit VIII, in form and substance satisfactory to the Administrative Agent, to the effect that all representations and warranties contained in this Agreement and the other Loan Documents are true, correct and complete; that the Borrower and its Subsidiaries are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that no Event of Default or Potential Event of Default exists; and that such Subsidiary Borrower has satisfied each of the conditions to effectiveness set forth in this Section 11; and

(vii)                           such other documents as the Administrative Agent on behalf of the Lenders may reasonably request.

D.                                    Opinions of Counsel.  The Administrative Agent shall have received (i) originally executed copies of one or more favorable written opinions of (x) special New York counsel for such Subsidiary Borrower and (y) counsel for such Subsidiary Borrower in the jurisdiction of its organization and (ii) any additional legal opinions reasonably requested by the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Joinder Date.

E.                                      Payment of Amounts Due.  The Subsidiary Borrower requesting such Loan shall have paid to the Administrative Agent all reasonable out-of-pocket costs, fees and expenses (including reasonable and documented legal fees and expenses of a single U.S. counsel and of a single counsel in the jurisdiction of organization of such Subsidiary Borrower) incurred by the Administrative Agent in connection with the negotiation, preparation and execution of a Joinder Agreement and the transactions contemplated by the joinder of such Subsidiary Borrower as a Credit Party hereunder.

F.                                      Authorizations and Consents.

(i)                                     The Subsidiary Borrower requesting such Loan shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(ii)                                  Each of the Lenders shall have received, at least two (2) Business Days in advance of the Effective Date, all documentation and other information required by Governmental Authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including as required by the Patriot Act.

G.                                    Lender Performance.

If any Subsidiary Borrower that is not organized under the laws of the United States or any State thereof requests any Loan hereunder, then any Lender may, with notice to the Administrative Agent and the Borrower, fulfill its Commitment with respect to such Loan by causing an Affiliate of such Lender to act as the Lender in respect of such Subsidiary Borrower; provided that the obligations of the Credit Parties under Section 2.8 shall not be increased as a result of the foregoing.

11.2                        Termination of Status as Subsidiary Borrower.

The Borrower may, at any time that any Subsidiary Borrower has no outstanding Loans (and no requests for Loans) hereunder, terminate such Subsidiary’s status as a Subsidiary Borrower by notice to the Administrative Agent (which shall promptly advise each Lender).  Upon receipt of such notice by the Administrative Agent, such Subsidiary shall cease to be a Subsidiary Borrower (and may not become a Subsidiary Borrower again without satisfaction of the requirements set forth in Section 11.1).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

HOSPIRA, INC.

By:	/s/ Mike Chialdikas
Name:	Mike Chialdikas
Title:	Vice President and Treasurer

Hospira, Inc.
275 N. Field Drive
Dept. NLEG, Bldg. H-1/4S
Lake Forest, Il 60045
Telephone: (224) 212-2199
Facsimile: (224) 212-2088

Attention: Mike Chialdikas, Vice President and Treasurer
mike.chialdikas@hospira.com
Denis Tian, Assistant Treasurer
Denis.Tian@hospira.com
Deborah Koenen, Senior Counsel
deborah.koenen@hospira.com

CITIBANK, N.A.,
as Lender and Administrative Agent

By:	/s/ Maureen P. Maroney
Name:	Maureen P. Maroney
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC, as Lender

By:	/s/ William McGinty
Name:	William McGinty
Title:	Director

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Robert S. Sheppard
Name:	Robert S. Sheppard
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Authorized Signatory

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Christopher T. Kordes
Name:	Christopher T. Kordes
Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Scott Santa Cruz
Name:	Scott Santa Cruz
Title:	Managing Director

BANK OF CHINA, NEW YORK BRANCH, as Lender

By:	/s/ Shigiang Wu
Name:	Shigiang Wu
Title:	General Manager

BANK OF THE WEST, A CALIFORNIA BANKING CORPORATION, as Lender

By:	/s/ David Wang
Name:	David Wang
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ W. J. Bowne
Name:	W. J. Bowne
Title:	Senior Vice President

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Anne Nickel
Name:	Anne Nickel
Title:	Officer

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION, as Lender

By:	/s/ Nathaniel E. Sher
Name:	Nathaniel E. Sher
Title:	Vice President

SCHEDULE 2.1A

(Lenders’ Commitments and Pro Rata Shares)

Lender	Revolving Commitment	Pro Rata Share
Citibank, N.A.	$101,500,000	10.15%
The Royal Bank of Scotland plc	$101,500,000	10.15%
Morgan Stanley Bank, N.A.	$101,500,000	10.15%
Goldman Sachs Bank USA	$101,500,000	10.15%
JPMorgan Chase Bank, N.A.	$101,500,000	10.15%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$101,500,000	10.15%
US Bank National Association	$101,500,000	10.15%
Wells Fargo Bank, National Association	$48,250,000	4.83%
Bank of China, New York Branch	$48,250,000	4.83%
Bank of the West, a California Banking Corporation	$48,250,000	4.83%
PNC Bank, National Association	$48,250,000	4.83%
The Northern Trust Company	$48,250,000	4.83%
Fifth Third Bank, an Ohio Banking Corporation	$48,250,000	4.83%
TOTAL	$1,000,000,000	100.00%

Schedule 2.1A-1

SCHEDULE 6.1

LIENS

Liens securing Indebtedness describe in paragraphs (b), (c) and (d) of Schedule 6.2.

Liens securing Indebtedness of not more than $2,000,000 in connection with capital leases of computers and related equipment and peripherals, and trailers and trackers and related equipment and peripherals.

SCHEDULE 6.2

SUBSIDIARY INDEBTEDNESS(1)

(a)           Indebtedness under various existing working capital and general corporate credit facilities, as follows:

(i)                                     Not more than $2,500,000 of loans and advances to the Borrower’s Brazilian subsidiary.

(ii)                                  Not more than $4,000,000 of loans and advances to the Borrower’s Peruvian Subsidiary

(iii)                               Not more than $7,500,000 of loans and advances to the Borrower’s Chilean subsidiary.

(iv)                              Not more than $9,500,000 of loans and advances to the Borrower’s Colombian subsidiary.

(v)                                 Not more than $4,000,000 of loans and advances to the Borrower’s Argentinean subsidiary.

(vi)                              Not more than $25,000,000 of loans and advances to the Borrower’s Indian subsidiary.

(vii)                           Not more than $34,000,000 of letters of credit, bank guarantees and bonds (including bonds that support bidding arrangements) issued for the account of various subsidiaries of the Borrower.

(b)           No Indebtedness of subsidiaries of Mayne Pharma that existed at the time of the Mayne Pharma acquisition and is secured by Lien on property in Wasserberg, Germany.

(c)           Not more than $3,000,000 of Indebtedness secured by Liens on property in Adelaide, Australian.

(d)           Not more than $200,000 of Indebtedness arising under capital leases of property by Australian subsidiaries.

(1)  The limitations on Indebtedness are expressed in Dollars as of the Effective Date.  Fluctuations in currency exchange rates shall not be considered in determining whether Indebtedness listed on this Schedule 6.2 is permitted by Section 6.2(ii).

2

SCHEDULE 6.5

TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

None.

3

EXHIBIT I

[FORM OF NOTICE OF BORROWING]

CONFIDENTIAL

NOTICE OF BORROWING

Pursuant to the Credit Agreement and Guaranty, dated as of October     , 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used but not defined herein being used as therein defined) and entered into by and among Hospira, Inc., the Subsidiary Borrowers from time to time party thereto, the banks and financial institutions named therein, Citigroup Global Markets, Inc., RBS Securities Inc. and Morgan Stanley Senior Funding, Inc. (“MSSF”) as joint lead bookrunners and joint lead arrangers, The Royal Bank of Scotland plc and MSSF, as joint syndication agents, Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association, as documentation agents, and Citibank, N.A., as administrative agent for the lenders, this represents the undersigned’s request to borrow as follows:

1.	Date of borrowing:	, 20

2.	Amount of borrowing:	$

3.	Currency:	☐ a.	Canadian Dollars
		☐ b.	Dollars
		☐ c.	Euros
		☐ b.	Sterling
		☐ c.	Yen

4.	Interest rate option:	☐ a.	Base Rate Loan(s)
		☐ b.	LIBOR Rate Loan with an initial Interest Period of [one] [two] [three] [six] month(s)

The proceeds of such Loans are to be deposited in the undersigned’s account at the Funding and Payment Office.

The undersigned officer, on behalf of the undersigned, hereby certifies that:

(i)            the representations and warranties contained in the Credit Agreement (excluding, except on the Effective Date, the representations and warranties made in Section 4.5 (No Material Adverse Change) and the first sentence of Section 4.7 (No Litigation)) are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were, correct and complete in all material respects on and as of such earlier date;

(ii)           no Event of Default or Potential Event of Default has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby; and

EXHIBIT I-1

(iii)          after giving effect to the borrowing contemplated hereby, the Total Utilization of Commitments shall not exceed the Commitments then in effect and the aggregate Dollar Amount of Alternate Currency Loans shall not exceed the Alternative Currency Sublimit.

DATED:	[HOSPIRA, INC.] [SUBSIDIARY BORROWER]

By:
Name:
Title:

EXHIBIT I-2

EXHIBIT II

[FORM OF CONVERSION/CONTINUATION NOTICE]

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit Agreement and Guaranty, dated as of October     , 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used but not defined herein being used as therein defined) and entered into by and among Hospira, Inc., the Subsidiary Borrowers from time to time party thereto, the banks and financial institutions named therein, Citigroup Global Markets, Inc., RBS Securities Inc. and Morgan Stanley Senior Funding, Inc. (“MSSF”) as joint lead bookrunners and joint lead arrangers, The Royal Bank of Scotland plc and MSSF, as joint syndication agents, Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association, as documentation agents, and Citibank, N.A., as administrative agent for the lenders.

Pursuant to Section 2.5F of the Credit Agreement, the undersigned desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

Loans being converted/continued:

$[ , , ]	LIBOR Rate Loans to be continued with Interest Period of month(s)

$[ , , ]	Base Rate Loans to be converted to LIBOR Rate Loans with Interest Period of month(s)

$[ , , ]	LIBOR Rate Loans to be converted to Base Rate Loans

The undersigned hereby certifies that as of the date hereof, no Event of Default or Potential Event of Default has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby.

DATED:	[HOSPIRA, INC.] [SUBSIDIARY BORROWER]

By:
Name:
Title:

EXHIBIT II

EXHIBIT III

[FORM OF BORROWER NOTE]

PROMISSORY NOTE

New York, New York

[Effective Date]

FOR VALUE RECEIVED, Hospira, Inc. a Delaware corporation (together with its permitted successors and assigns, the “Borrower”), promises to pay to [NAME OF LENDER] (the “Payee”) or its registered assigns, on the dates set forth in the Credit Agreement (as defined below), the unpaid principal amount of all advances made by the Payee to the Borrower as Loans under the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement and Guaranty, dated as of October     , 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used but not defined herein being used as therein defined) and entered into by and among the Borrower, the Subsidiary Borrowers from time to time party thereto, the banks and financial institutions named therein, Citigroup Global Markets, Inc., RBS Securities Inc. and Morgan Stanley Senior Funding, Inc. (“MSSF”) as joint lead bookrunners and joint lead arrangers, The Royal Bank of Scotland plc and MSSF, as joint syndication agents, Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association, as documentation agents, and Citibank, N.A., as administrative agent for the lenders.

This Note is one of the Borrower’s “Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in the applicable currency in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by the Administrative Agent and recorded in the Register as provided in Section 9.1 of the Credit Agreement, the Borrower, each Agent and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EXHIBIT III-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  The Borrower hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waives, to the full extent permitted by law, diligence, presentment, protest, demand and notice of every kind and the right to plead any statute of limitations as a defense to any demand hereunder.

[Signature Page Follows]

EXHIBIT III-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

HOSPIRA, INC.

By:
Name:
Title:

EXHIBIT III-3

EXHIBIT IV

[FORM OF CERTIFICATE RE NON-BANK STATUS]

CERTIFICATE RE NON-BANK STATUS

Reference is hereby made to the Credit Agreement and Guaranty, dated as of October     , 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used but not defined herein being used as therein defined) and entered into by and among Hospira, Inc. (the “Borrower”), the Subsidiary Borrowers from time to time party thereto, the banks and financial institutions named therein, Citigroup Global Markets, Inc., RBS Securities Inc. and Morgan Stanley Senior Funding, Inc. (“MSSF”) as joint lead bookrunners and joint lead arrangers, The Royal Bank of Scotland plc and MSSF, as joint syndication agents, Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association, as documentation agents, and Citibank, N.A., as administrative agent for the lenders.  Pursuant to subsection Section 2.8B(iii)(b) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

DATED:	[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT IV

 EXHIBIT V

[FORM OF ASSIGNMENT AGREEMENT]

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Assignment”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement and Guaranty, dated as of October     , 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; and entered into by and among Hospira, Inc., the Subsidiary Borrowers from time to time party thereto, the banks and financial institutions named therein, Citigroup Global Markets, Inc., RBS Securities Inc. and Morgan Stanley Senior Funding, Inc. (“MSSF”) as joint lead bookrunners and joint lead arrangers, The Royal Bank of Scotland plc and MSSF, as joint syndication agents, Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association, as documentation agents, and Citibank, N.A., as administrative agent for the lenders (in such capacity, the “Administrative Agent”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

[Remainder of Page Intentionally Blank]

EXHIBIT V-1

1.  Assignor:

2.  Assignee:                                              [and is an Affiliate] [and is another Lender]

3.  Assigned Interest:

Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$1,000,000,000	$		%

4.  Assignment Effective Date:                             , 20     [to be inserted by the Administrative Agent and which shall be the effective date of recordation of transfer in the Register]

5.  Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

EXHIBIT V-2

The terms set forth in this Assignment are hereby agreed to:

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and*] Accepted:

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Consented to:*]

HOSPIRA, INC.

By:
Name:
Title:

*              If required pursuant to Section 9.1 of the Credit Agreement.

EXHIBIT V-3

Annex 1

Standard Terms and Conditions

for Assignment Agreement

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2   Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

1.3   Payments.  From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether or not such amounts have accrued prior to or on or after the Assignment Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Assignment Effective Date or with respect to the making of this Assignment directly between themselves.

1.4   General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually execute counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT V-4

EXHIBIT VI

[FORM OF ISSUANCE NOTICE]

ISSUANCE NOTICE

Reference is made to the Credit Agreement and Guaranty, dated as of October     , 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used but not defined herein being used as therein defined) and entered into by and among Hospira, Inc. (the “Borrower”), the Subsidiary Borrowers from time to time party thereto, the banks and financial institutions named therein, Citigroup Global Markets, Inc., RBS Securities Inc. and Morgan Stanley Senior Funding, Inc. (“MSSF”) as joint lead bookrunners and joint lead arrangers, The Royal Bank of Scotland plc and MSSF, as joint syndication agents, Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association, as documentation agents, and Citibank, N.A., as administrative agent for the lenders.

Pursuant to Section 2.2 of the Credit Agreement, the Borrower desires a Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”) in an aggregate face amount of $[      ,      ,      ].

Attached hereto for each such Letter of Credit are the following:

a.             the stated amount of such Letter of Credit;

b.             the name and address of the beneficiary;

c.             the expiration date; and

d.             either (i) the verbatim text of such proposed Letter of Credit, or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

The Borrower hereby certifies that:

(i)            after issuing such Letter of Credit requested on the Credit Date, the Total Utilization of Commitments shall not exceed the Commitments then in effect;

(ii)           as of the Credit Date, the representations and warranties contained in the Credit Agreement (excluding, except on the Effective Date, the representations and warranties made in Section 4.5 (No Material Adverse Change) and the first sentence of Section 4.7 (No Litigation)) are true, correct and complete in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true, correct and complete in all material respects on and as of such earlier date;

(iii)          as of such Credit Date, no Event of Default or Potential Event of Default has occurred and is continuing or would result from the consummation of the issuance contemplated hereby.

EXHIBIT VI-1

[SIGNATURE PAGE FOLLOWS]

EXHIBIT VI-2

DATED:	HOSPIRA, INC.

Name:
Title:

EXHIBIT VI-3

EXHIBIT VII

[FORM OF SECRETARY’S CERTIFICATE]

SECRETARY’S CERTIFICATE

I, [NAME], hereby certify that I am the Secretary of [Hospira, Inc.] [SUBSIDIARY BORROWER] (the “Company”); and that I am authorized to execute this certificate on behalf of the Company.

This certificate is given pursuant to Section 3.1A of the Credit Agreement and Guaranty, dated as of October     , 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used but not herein being used as therein defined) and entered into by and among [Hospira] [the Company], the Subsidiary Borrowers from time to time party thereto, the banks and financial institutions named therein, Citigroup Global Markets, Inc., RBS Securities Inc. and Morgan Stanley Senior Funding, Inc. (“MSSF”) as joint lead bookrunners and joint lead arrangers, The Royal Bank of Scotland plc and MSSF, as joint syndication agents, Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association, as documentation agents, and Citibank, N.A., as administrative agent for the lenders.

This certificate is given to the Administrative Agent for the benefit of the Lenders, and the Lenders are entitled to rely upon the certifications set forth below in connection with their extending the financial accommodations described in and evidenced by the Credit Agreement.

I hereby further certify as follows:

1.             The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.  Attached as Annex 1 and Annex 2 are true and complete copies of (a) the Restated Certificate of Incorporation of the Company and all amendments thereto as in effect on the date hereof; and (b) the Bylaws of the Company as in effect on the date hereof.

2.             Attached as Annex 3 is a certificate of good standing for the Company from the Secretary of State of the State of Delaware.

3.             Attached as Annex 4 is a true and complete copy of resolutions of the board of directors of the Company, which have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect as the only corporate proceeding of the Company now in force relating to or affecting the matters referred to therein.

4.             Attached as Annex 5 are the names and signatures of the persons authorized to sign the Credit Agreement and the other Loan Documents on behalf of the Company and to act on behalf of the Company for purposes of the Credit Agreement.

EXHIBIT VII-1

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the day and year first above written.

[HOSPIRA, INC.] [SUBSIDIARY BORROWER]

By:
Name:
Title:

The undersigned, [NAME], as [TITLE] of the Company, hereby certifies that [NAME OF SIGNATORY ABOVE] is on the date hereof the duly elected [TITLE] of the Company and that the signature set forth above is his true and correct signature:

By:
Name:
Title:

EXHIBIT VII-2

ANNEX 1

Certified Organizational Documents

[See attached]

EXHIBIT VII-3

ANNEX 2

Good Standings

[See attached]

EXHIBIT VII-4

ANNEX 3

Resolutions

[See attached]

EXHIBIT VII-5

ANNEX 5

Signature and Incumbency Certificate

The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

EXHIBIT VII-6

EXHIBIT VIII

[FORM OF OFFICER’S CERTIFICATE]

OFFICER’S CERTIFICATE

I, [NAME], hereby certify that I am the duly elected, qualified and acting [TITLE] of [Hospira, Inc.] [SUBSIDIARY BORROWER] (the “Company”).  I am executing and delivering this officer’s certificate, dated as of October     , 2011, on behalf of the Company.

This officer’s certificate is being delivered pursuant to Section 3.1A(vi) of the Credit Agreement and Guaranty, dated as of October     , 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used but not defined herein being used as therein defined) and entered into by and among [Hospira] [the Company], the Subsidiary Borrowers from time to time party thereto, the banks and financial institutions named therein, Citigroup Global Markets, Inc., RBS Securities Inc. and Morgan Stanley Senior Funding, Inc. (“MSSF”) as joint lead bookrunners and joint lead arrangers, The Royal Bank of Scotland plc and MSSF, as joint syndication agents, Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association, as documentation agents, and Citibank, N.A., as administrative agent for the lenders.

This Certificate is given to the Administrative Agent for the benefit of the Lenders, and the Lenders are entitled to rely upon the certifications herein, set forth below in connection with extending the financial accommodations described in and evidenced by the Credit Agreement.

I hereby further certify, on behalf of the Company, that to the best of my knowledge after due inquiry, as of the date hereof, and after giving effect to the Credit Agreement:

1.             The representations and warranties of the Company contained in the Credit Agreement and the other Loan Documents are true, correct and complete on the date hereof (other than any such representation or warranty that expressly relates to an earlier date, in which case such representation or warranty shall have been true, correct and complete as of such earlier date).

2.             The Company and its Subsidiaries are not in violation of any of the covenants contained in the Credit Agreement and the other Loan Documents.

3.             No Event of Default or Potential Event of Default has occurred and is continuing or will result from the consummation of the transactions contemplated by the Credit Agreement.

EXHIBIT VIII-1

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of the day and year first above written.

[HOSPIRA, INC.] [SUBSIDIARY BORROWER]]

By:
Name:
Title:

The undersigned, [NAME], as [TITLE] of the Company, hereby certifies that [NAME OF SIGNATORY ABOVE] is on the date hereof the duly elected [TITLE] of the Company and that the signature set forth above is his true and correct signature:

By:
Name:
Title:

EXHIBIT VIII-2

EXHIBIT IX

[FORM OF JOINDER AGREEMENT]

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of the          day of                   , 200     (this “Joinder Agreement”), to the Credit Agreement referred to below is entered into by and between [NEW SUBSIDIARY BORROWER], a                              organized under the laws of                                (“New Subsidiary Borrower”), and CITIBANK, N.A., as Administrative Agent under the Credit Agreement (the “Administrative Agent”).

Statement of Purpose

Hospira, Inc., a corporation organized under the laws of Delaware (“Hospira”), the Lenders and the Administrative Agent are parties to the Credit Agreement and Guaranty, dated as of October     , 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein but not defined shall have the meanings assigned to them in the Credit Agreement).

Pursuant to Section 11 of the Credit Agreement, the New Subsidiary Borrower may, upon the consummation of the conditions set forth therein, execute this Joinder Agreement to formalize the New Subsidiary Borrower becoming a Credit Party under the Credit Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

Section 1.               Credit Agreement.

(a)           Joinder of New Subsidiary Borrower as a Credit Party and Guarantor.

Pursuant to Section 11 of the Credit Agreement, the New Subsidiary Borrower hereby acknowledges and agrees that effective upon the satisfaction of the conditions precedent to the execution of this Joinder Agreement (i) it will be a Credit Party under the Credit Agreement and (ii) it assumes and undertakes all of the rights and obligations of a Credit Party under the Credit Agreement as if it were a Credit Party on the Effective Date.  The New Subsidiary Borrower further agrees that it shall comply with and be subject to and have the benefit of all of the terms, conditions, covenants, agreements and obligations applicable to a Subsidiary Borrower set forth in the Credit Agreement and in any other applicable Loan Document.  The New Subsidiary Borrower hereby agrees that each reference to a “Credit Party” or the “Credit Parties” in the Credit Agreement and the other Loan Documents shall include and mean a reference to the New Subsidiary Borrower, and each reference to the Credit Agreement or “Agreement” as used therein shall mean the Credit Agreement as supplemented hereby.

EXHIBIT IX-1

(b)           Conditions to Effectiveness.  This Joinder Agreement shall become effective upon satisfaction of the conditions set forth in Section 11 of the Credit Agreement.

Section 2.               General Provisions.

(a)           Representations and Warranties.

(i)            The New Subsidiary Borrower hereby confirms that (A) the representations and warranties with respect to the New Subsidiary Borrower contained herein and in the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; and (B) no event has occurred and is continuing, or would result from the consummation of the transactions contemplated by this Joinder Agreement, that would constitute an Event of Default or Potential Event of Default.

(ii)           The New Subsidiary Borrower hereby acknowledges that it has received a copy of the Credit Agreement and that it has read and understands the terms thereof.

(b)           Limited Effect.  Except as supplemented hereby, the Credit Agreement and each other applicable Loan Document shall continue to be, and shall remain, in full force and effect.  This Joinder Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Administrative Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents, as the same may be amended or modified from time to time.

(c)           Appointment of Process Agent.  The New Subsidiary Borrower hereby agrees that service of process in any action or proceeding brought in any New York State or Illinois State court or in federal court may be made upon Hospira at its offices at 275 N. Field Drive, Dept. NLEG, Bldg. H-1/4S, Lake Forest, Il 60045, Attention: Deborah Koenen, Senior Counsel (the “Process Agent”) and the New Subsidiary Borrower hereby irrevocably appoints the Process Agent to give any notice of any such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

(d)           Acceptance of Process Agent.  Hospira hereby accepts such appointment as Process Agent and agrees that (i) Hospira will maintain an office in the United States through the Termination Date and will give the Administrative Agent prompt notice of any change of address of Hospira, (ii) Hospira will perform its duties as Process Agent to receive on behalf of the New Subsidiary Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State, Illinois State or federal court sitting in New York City or Chicago arising out of or relating to the Credit Agreement and (iii) Hospira will forward forthwith to the New Subsidiary Borrower at its address at                                       or, if different, its then current address, copies of any summons, complaint and other process which Hospira received in connection with its appointment as Process Agent.

EXHIBIT IX-2

(e)           Costs and Expenses.  The New Subsidiary Borrower hereby agrees to pay promptly all reasonable out-of-pocket costs, fees, expenses (including reasonable legal fees and expenses of a single U.S. counsel and special Bahamian counsel, Canadian counsel, Dutch counsel, Irish counsel or Singapore counsel, as applicable) incurred by the Administrative Agent in connection with the negotiation, preparation and execution of this Joinder Agreement and the transactions contemplated hereby.

(f)            Counterparts.  This Joinder Agreement may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(g)           Governing Law.  THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

EXHIBIT IX-3

IN WITNESS WHEREOF the undersigned hereby causes this Joinder Agreement to be executed and delivered as of the date first above written.

[NEW SUBSIDIARY BORROWER],
as a Credit Party and as a Guarantor

By:
Name:
Title:

HOSPIRA, INC.,
as Process Agent

By:
Name:
Title:

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT IX-4

Annex A

[FORM OF SUBSIDIARY BORROWER NOTE]

PROMISSORY NOTE

New York, New York

[Effective Date]

FOR VALUE RECEIVED, [Name of Subsidiary Borrower], a [TYPE OF ENTITY] (together with its permitted successors and assigns, the “Subsidiary Borrower”), promises to pay to [NAME OF LENDER] (the “Payee”) or its registered assigns, on the dates set forth in the Credit Agreement (as defined below), the unpaid principal amount of all advances made by the Payee to the Subsidiary Borrower as Loans under the Credit Agreement.

The Subsidiary Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement and Guaranty, dated as of October     , 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used but not defined herein being used as therein defined) and entered into by and among Hospira, Inc., the Subsidiary Borrowers from time to time party thereto, the banks and financial institutions party thereto, Citigroup Global Markets Inc., RBS Securities Inc. (“ABN AMRO”) and Morgan Stanley Senior Funding, Inc. (“MSSF”) as joint lead bookrunners and joint lead arrangers, The Royal Bank of Scotland plc and MSSF, as joint syndication agents, Bank of Tokyo-Mitsubishi UFJ, Ltd. and U.S. Bank National Association, as documentation agents, and Citibank, N.A., as administrative agent for the Lenders.

This Note is one of the Subsidiary Borrower’s “Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in the applicable currency in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by the Administrative Agent and recorded in the Register as provided in Section 9.1 of the Credit Agreement, the Subsidiary Borrower, each Agent and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Subsidiary Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Subsidiary Borrower as provided in the Credit Agreement.

EXHIBIT IX-5

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE SUBSIDIARY BORROWER AND THE PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Subsidiary Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Subsidiary Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  The Subsidiary Borrower hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Signature Page Follows]

EXHIBIT IX-6

IN WITNESS WHEREOF, the Subsidiary Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[SUBSIDIARY BORROWER],

By:
Name:
Title:

EXHIBIT IX-7